Exhibit 2.1

Execution Version

THUNDER BAY PULP AND PAPER INC.

and

RESOLUTE FP CANADA INC.

ASSET PURCHASE AGREEMENT May 26, 2023

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ASSET PURCHASE AGREEMENT

Asset Purchase Agreement dated as of May 26, 2023 between Thunder Bay Pulp and Paper Inc., a corporation incorporated under the laws of the Province of Ontario (the “Purchaser”), and Resolute FP Canada Inc., a corporation existing under the laws of Canada (the “Seller”).

RECITALS:

(a) On March 1, 2023, Domtar Corporation (together with its affiliates, “Paper Excellence”) acquired all of the issued and outstanding shares of Resolute Forest Products, Inc., an affiliate of the Seller, pursuant to an agreement and plan of merger among Resolute Forest Products Inc. Domtar Corporation, Terra Acquisition Sub Inc., Karta Halten B.V. and Paper Excellence B.V. dated as of July 5, 2022 (the “Merger Agreement”).

(b) The Seller is or will be the owner of all or substantially all of the assets comprising the Business and the registered and beneficial owner of the Purchased Assets.

(c) The Purchaser wishes to purchase the Purchased Assets from the Seller and to undertake and assume performance of the Assumed Obligations, and the Seller wishes to sell the Purchased Assets to the Purchaser, upon and subject to the terms and conditions of this Agreement.

(d) As a condition and inducement to the Seller’s willingness to enter into this Agreement, Atlas Capital Resources IV LP (the “Guarantor”) has provided the guarantee set forth in Section 11.1, pursuant to which the Guarantor absolutely, irrevocably and unconditionally guarantees the obligations of the Purchaser under this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties hereby agree as follows:

Article 1
INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

(1) “Accounting Principles” means those accounting principles outlined in EXHIBIT A.

(2) “Advance Ruling Certificate” means an advance ruling certificate issued pursuant to Section 102 of the Competition Act.

(3) “Affected Non-Unionized Employees” has the meaning specified in Section 10.1(1)(a)(i).

(4) “Affected Unionized Employees” has the meaning specified in Section 10.1(1)(a)(ii).

(5) “Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(6) “Agreement” means this asset purchase agreement, as amended, supplemented or restated from time to time, including all schedules and Exhibits hereto.

(7) “Allocation Statement” has the meaning specified in Section 2.4(1).

(8) “Annual Outage” means the annual shutdown of the Mill for major maintenance that is scheduled for the Fall of 2023.

(9) “Assumed Debt” means the Obligations of the Seller arising under the Capital Leases.

(10) “Assumed Employment Obligations” has the meaning specified in Section 10.1(3).

(11) “Assumed Obligations” has the meaning specified in Section 2.12(1).

(12) “Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over such Person.

(13) “Benefit Plan” means each employee benefit plan, policy, agreement or arrangement (whether written or unwritten, insured or uninsured, registered or unregistered, funded or unfunded), including any deferred compensation, bonus, profit sharing, severance, retention, change of control, termination, retirement, savings, pension, health and welfare insurance (including medical, dental, life, disability, accidental death and dismemberment and critical illness coverage), employee assistance, tuition assistance, supplementary unemployment benefits, supplementary retirement, welfare benefits, fringe benefits, supplemental benefits or other similar benefits, that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by an employer for the benefit of one or more current employees, officers, directors (including any spouse, beneficiary, dependent or survivor thereof), other than any multi-employer plan, the Canada Pension Plan, any health or drug plan established and administered by a Province and any employment, parental or workers’ compensation insurance required to be contributed to by an employer pursuant to Canadian federal or provincial Laws.

(14) “Books and Records” means all books of account, financial and accounting information and records, Tax records, sales and purchase records, customer and supplier lists, asset maintenance and repair history records, research and development reports and records, equipment logs, operating guides and manuals, technical documents (including specifications), marketing and advertising materials and all other documents, files and corporate records, in all forms and however stored, that, in each case, relate exclusively to the Business, the Purchased Assets or the Assumed Obligations and, to the extent permitted by applicable Law, those Employees who are, pursuant to the provisions of this Agreement, to be employed by the Purchaser. For greater certainty, the Books and Records include the Historical Business Information.

(15) “Business” means the business of owning and operating the Mill, including the generation of electricity by the co-generation plant located at the Mill but excluding for greater certainty the activities conducted at the Mill solely by the Seller’s Woodlands department as more particularly described in Section 1.1(15) of the Disclosure Letter.

(16) “Business Day” means any day of the year other than a Saturday, Sunday or any day on which banks are legally required to be closed for business in Toronto, Ontario, Montreal, Québec or New York, New York.

(17) “Business Intellectual Property Rights” has the meaning specified in Section 2.1(1)(l).

(18) “Capital Leases” means all leases included in the Purchased Assets that are described in Section 1.1(18) of the Disclosure Letter and any other such lease the obligations under which are to be capitalized in accordance with the Accounting Principles entered into prior to Closing in compliance with the terms of this Agreement.

(19) “Cash Amount” has the meaning specified in Section 2.3(a).

(20) “CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada).

(21) “Claim” has the meaning specified in Section 9.4(1).

(22) “Closing” means the completion of the transaction of purchase and sale of the Purchased Assets contemplated by this Agreement.

(23) “Closing Date” means (a) (i) the first day of the calendar month following the calendar month in which the Trigger Date occurs, (ii) if the Trigger Date is not earlier than the fifth last Business Day of a calendar month, then the first day of the second calendar month following the calendar month in which the Trigger Date occurs, or (iii) if the date determined according to the immediately preceding clause (i) or clause (ii), as applicable, is on or after the Outside Date, the Business Day that immediately precedes the Outside Date, or (b) such other date as agreed in writing by the Purchaser and the Seller. For purposes of this definition, “Trigger Date” means the date on which the last of the conditions to the Closing set out in Article 6 (other than those conditions which by their nature can only be satisfied on the Closing Date) has been satisfied or waived by the appropriate Party.

(24) “Collective Bargaining Agreement” has the meaning specified in Section 3.1(o)(i).

(25) “Commissioner Approval” means the receipt by Paper Excellence of the Commissioner of Competition’s approval under paragraph 22 of the Consent Agreement of the transactions contemplated by this Agreement on the terms and conditions contemplated hereunder.

(26) “Commissioner of Competition” means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise his powers and perform his duties.

(27) “Competition Act” means the Competition Act (Canada).

(28) “Competition Act Clearance” means one of the following has occurred in respect of the transactions contemplated by this Agreement:

(a) the Commissioner of Competition shall have issued an Advance Ruling Certificate; or

(b) either (i) the requirement to notify the Commissioner of Competition and supply information shall have been waived pursuant to Section 113(c) of the Competition Act or (ii) the applicable waiting period under Section 123 of the Competition Act shall have expired or been terminated and, in the case of the immediately preceding clause (i) or (ii), the Commissioner of Competition shall have issued a No-Action Letter and such No-Action Letter remains in force and effect at the Closing.

(29) “Confidential Information Memorandum” means the confidential information presentation regarding the Business dated December 2022 and made available to the Purchaser in December 2022 together with any amendments and supplements thereto.

(30) “Confidentiality Agreement” has the meaning specified in Section 5.3.

(31) “Consent Agreement” means the agreement entered into between Domtar Corporation and the Commissioner of Competition and registered with the Competition Tribunal on December 28, 2022.

(32) “Contract” means any agreement, contract, obligation, promise, commitment, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument.

(33) “Conveyance Documents”, means, collectively, all necessary deeds, conveyances, bills of sale, discharges, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer full legal title to the Purchased Assets and, where applicable, beneficial ownership thereof to the Purchaser.

(34) “Crown Agency Condition” has the meaning specified in Section 6.1(h).

(35) “Crown Charges” has the meaning specified in the Fibre Supply Agreement.

(36) “Current Assets” means the current assets of the Business that are Purchased Assets, as determined in accordance with the Accounting Principles.

(37) “Current Liabilities” means the current liabilities of the Business that are Assumed Obligations as determined in accordance with the Accounting Principles.

(38) “Damages” means any loss, liability, damage, fine, penalty or expense (including reasonable legal fees and expenses), provided, however, that “Damages” shall not include punitive damages, except to the extent actually awarded and paid in a Third-Party Claim.

(39) “Data Room” means the virtual data room of the Seller maintained by Datasite, access to which was provided to the Purchaser and its representatives for purposes of their due diligence investigations in connection with the transactions contemplated by this Agreement.

(40) “Data Room Date” has the meaning specified in Section 1.12.

(41) “Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third-Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.

(42) “Disclosure Letter” means the disclosure letter delivered by the Seller to the Purchaser contemporaneously with the execution and delivery of this Agreement.

(43) “Draft Closing Statement” has the meaning specified in Section 2.7.

(44) “Duties” means any duties or taxes levied or imposed on imported goods under (a) the Customs Tariff (Canada), the Excise Act (Canada), Excise Act, 2001 (Canada), the Excise Tax Act (Canada), the Special Import Measures Act (Canada) or any other similar legislation enacted in Canada (but not including the goods and services tax or harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada)); (b) the U.S. Trade Act, the U.S. Tariff Act of 1930 or any other similar legislation enacted in the United States; or (c) any other similar legislation enacted in a foreign jurisdiction.

(45) “Employee” means (a) each individual employed (whether actively or inactively) by the Seller as of the date of this Agreement exclusively in connection with the Business and whose place of employment is the Mill (other than the individual specified on Section 1.1(45) of the Disclosure Letter as not being considered Employees) and who remains employed (whether actively or inactively) by the Seller as of the Closing Date exclusively in connection with the Business at the Mill; (b) each individual listed on Section 1.1(45) of the Disclosure Letter, in each case, so long as such individual remains employed (whether actively or inactively) as of the Closing Date by the Seller exclusively in connection with the scaling operations conducted at the Mill or such other role described on Section 1.1(45) of the Disclosure Letter; and (c) each individual hired by the Seller subsequent to the date of this Agreement but prior to the Closing Date exclusively in connection with the Business and whose place of employment is the Mill and who remains employed (whether actively or inactively) as of the Closing Date.

(46) “Environmental Laws” means any Laws relating to the protection of the environment or public health and safety, including those relating to the manufacture, transport, handling, assessment, remediation or disposal of Hazardous Substances.

(47) “Environmental Obligations” means all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, including damages for diminution of the value of land, property damages, natural resource damages, costs and expenses, fines, penalties and sanctions incurred as a result or related to:

(a) any claim, suit, action, administrative order, investigation, proceeding or demand, including Legal Proceedings, by any Person under any Environmental Laws or with respect to any environmental matter;

(b) any matter or condition arising under or related to any past, present or future Environmental Laws or environmental Permits;

(c) any Release or threatened Release or presence of, or exposure to, a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property at any time; or

(d) the treatment, storage, handling, disposal, discharge, transportation or elimination of any Hazardous Substance, including the transportation or disposal of any Hazardous Substance by or on behalf of the Seller to any off site property or facility; or

(e) the Fort William Landfill (including all closure, financial assurance, maintenance, monitoring and reporting obligations);

in each case, relating to or arising from or in connection with the Business, the Purchased Assets or the Fort William Landfill, whether arising or accruing on, prior to or after the Closing (including any aggravation, migration, leaching or degradation of the foregoing Hazardous Substances which may occur on, prior to or after the Closing), and whether or not known at Closing.

(48) “Estimated Assumed Debt” has the meaning specified in Section 2.6(b).

(49) “Estimated Closing Statement” has the meaning specified in Section 2.6.

(50) “Estimated Purchase Price” has the meaning specified in Section 2.5.

(51) “Estimated Working Capital” has the meaning specified in Section 2.6(a).

(52) “Excluded Assets” has the meaning specified in Section 2.2.

(53) “Excluded Intellectual Property Rights” has the meaning specified in Section 2.2(a).

(54) “Exhibits” means the exhibits attached to this Agreement.

(55) “Export Approvals” has the meaning specified in Section 3.1(x).

(56) “Export Control Laws” means (a) all Laws with respect to Canadian export control, (b) Canadian Laws pertaining to import controls, and (c) Laws with respect to export and import controls of other countries in which the Seller has conducted or currently conducts business in connection with the Business.

(57) “Fibre” has the meaning specified in the Fibre Supply Agreement.

(58) “Fibre Supply Agreement” means the fibre supply agreement to be entered into between the Seller and the Purchaser, substantially in the form attached as EXHIBIT B.

(59) “Final Assumed Debt” has the meaning specified in Section 2.7(a).

(60) “Final Closing Statement” has the meaning specified in Section 2.8(3) and Section 2.8(4).

(61) “Final Working Capital” has the meaning specified in Section 2.7(a).

(62) “Financial Statements” means the unaudited financial statements, comprised of the net asset balance as at December 31, 2020, December 31, 2021 and December 31, 2022 and the operating results of the Business for the fiscal years ended December 31, 2020, 2021 and 2022, copies of which are provided in Section 3.1(d) of the Disclosure Letter.

(63) “First Nations” means any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), Inuit, First Nation or Métis community, group or individual or other aboriginal group or person of Canada.

(64) “First Nations’ Claims” means any written claims, assertions or demands by or on behalf of First Nations, including in respect of aboriginal rights, aboriginal title or treaty rights in or to all or any portion of the Owned Real Property.

(65) “Forest Resource Licenses” means the forest resource licenses granted to the Seller under the Crown Forest Sustainability Act (Ontario).

(66) “Fort William Landfill” means the waste disposal site located on the property legally described in Section 1.1(66) of the Disclosure Letter.

(67) “Fraud” means, with respect to any Party, an actual and intentional fraud with respect to the making of representations and warranties contained in Article 3 or Article 4 (as applicable); provided, that such actual and intentional fraud of such Party shall only be deemed to exist if (a) such Party had actual knowledge that the applicable representation or warranty made by such Party was actually inaccurate or false when made, (b) that such representation or warranty was made with the intent to deceive or mislead the other Party and to induce such other Party to rely thereon, and (c) the subsequent action or inaction by such other Party in reliance upon the applicable representation or warranty resulted in Damages to such other Party. For purposes of clause (a) of the immediately preceding sentence, “actual knowledge” with respect to a Party shall mean (x) in the case of the Seller, the actual knowledge (without encompassing constructive, imputed or similar concepts of knowledge), of those individuals named in the definition of “Knowledge” contained herein, and (y) in the case of the Purchaser, the actual knowledge, without investigation (without encompassing constructive, imputed or similar concepts of knowledge), of any of its senior management officer.

(68) “Freight Forwarding Firm” means Gillespie-Munro Inc. or such other Person as may be appointed in replacement thereof with the consent of both the Seller and the Purchaser.

(69) “Governmental Entity” means any federal, provincial, territorial, municipal or local government, agency, department, ministry, body, bureau, court, arbitral body, commission, commissioner or tribunal exercising legislative, executive, judicial, adjudicative, administrative or regulatory functions of or pertaining to government.

(70) “Guarantor” has the meaning specified in the Recitals.

(71) “Hazardous Substance” means any chemical, substance, contaminant, waste, pollutant or material that is prohibited, controlled or regulated by any Governmental Entity pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), residual materials, noise, vibration, asbestos and asbestos-containing materials, petroleum and its derivatives and by-products and other hydrocarbons, all as defined in or pursuant to any Environmental Law.

(72) “Historical Business Information” means, in respect of the Business, for the five (5) years preceding the date of this Agreement: all customer information and records, including contact information, customer order volume history, terms and conditions, pricing, ship-to address, FSC, SFI and PEFC credits and certifications, each, in the form readily available to Seller and it being understood that (a) should the Transition Services Agreement contemplate migration activities in connection with the delivery of such information to Purchaser, Seller shall provide such information in a reasonable format as agreed to between Purchaser and Seller and otherwise in accordance with the terms and conditions of the Transition Services Agreement, and (b)Seller shall have no obligation to proceed with any data conversion, transformation or loading activities in connection with the delivery of such information to Purchaser, except as may be specifically contemplated in the Transition Services Agreement.

(73) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(74) “Implementation Expenses” has the meaning specified in Section 11.6(2).

(75) “Implementation Expenses Cap” has the meaning specified in Section 11.6(2).

(76) “Indemnified Party” means a Person with indemnification rights or benefits under this Agreement, including pursuant to Article 9.

(77) “Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 9.

(78) “Initial Payment Date” has the meaning specified in Section 11.6(2).

(79) “Initial Sale Period” means the Initial Sale Period as defined in the Consent Agreement.

(80) “Insurance Policy” has the meaning specified in Section 3.1(aa).

(81) “Intellectual Property Rights” means any and all intellectual property or proprietary rights, including all intellectual property rights, whether registered or unregistered, in and to the following: (a) all trademarks, trade dress, service marks, trade names, brand names and industrial designs, including all goodwill associated therewith, and all applications, registrations and renewals in connection with the foregoing; (b) all copyrights, including all other rights associated therewith, and copyrightable works of authorship, and all applications, registrations and renewals in connection with the foregoing; (c) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof; and (d) all invention rights (whether patentable or not), know-how, discoveries, improvements and trade secrets.

(82) “Interim Period” means the period between the date of this Agreement and the Closing.

(83) “Inventories” means all inventories of the Business to be determined in accordance with the Accounting Principles, including all finished goods, work-in-progress, raw materials and operating and maintenance supplies, whether situated on the Owned Real Property, in warehousing facilities or in repair in third party locations, together with goods in transit destined to, or originating from the Mill.

(84) “Laws” means all (a) constitutions, treaties, laws, statutes, codes, ordinances, rules, directives, regulations and by-laws, whether federal, provincial, territorial, municipal, regional, domestic, foreign or international, and (b) Orders.

(85) “Leased Real Property” has the meaning specified in Section 3.1(t)(vi).

(86) “Legal Proceeding” has the meaning specified in Section 3.1(i).

(87) “License” has the meaning specified in Section 10.5(1).

(88) “Licensed Intellectual Property Rights” has the meaning specified in Section 2.1(1)(l).

(89) “Liens” means mortgages, hypothecs, charges, pledges, assignments, liens (statutory or otherwise), security interests, easements, servitudes, encroachments, rights‑of‑way, rights of first offer or refusal or similar rights, rights of occupation, restrictions on use or other restrictions, preferential rights or other real or personal rights, prior claims, legal hypothecs or encumbrances of any nature whatsoever, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing.

(90) “Mark” has the meaning specified in Section 2.2(a).

(91) “Material Adverse Effect” means any event, change, effect, condition, fact, development, occurrence or circumstance that, individually or in the aggregate with any or all other events, changes, effects, conditions, facts, developments, occurrences or circumstances, is or would reasonably be expected to be material and adverse to the Business, taken as a whole, or to the results of operations, properties, financial condition, assets or liabilities of the Business, taken as a whole, except any such event, change, effect, condition, fact, development, occurrence or circumstance resulting from or arising out of (a) any change in global, national or regional political, regulatory or legislative conditions, in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including credit market or securities markets); (b) any change generally affecting the markets, industries or geographies in which the Business operates or generates revenues (including changes in prices for raw materials and finished products and changes in shipping, logistics and supply chain conditions); (c) any natural disasters, weather conditions, epidemics, pandemics, disease outbreaks, force majeure events, earthquakes, hostilities, acts of war (whether or not declared), cyber-attacks on third parties, sabotage or terrorism, military actions, curfews, riots, demonstrations or public disorders or any escalation or worsening thereof; (d) any adoption, proposed implementation or change in applicable Laws or any change in generally accepted accounting practices (or any change in the authoritative interpretation by a Governmental Entity of any of the foregoing); (e) any global or national change or development in or relating to currency exchange rates or interest rates; (f) any action taken or refrained from being taken by the Seller to the extent (A) approved or consented in writing by the Purchaser (other than in circumstances where the representations made by the Seller in connection with the request for approval or consent were made with the intent to deceive or mislead the Purchaser and to induce the Purchaser to rely thereon); (B) requested in writing by the Purchaser; or (C) required or prohibited by this Agreement; (g) any action taken by the Purchaser or any of its Affiliates; (h) any change in the market price or trading volume of the securities of Domtar Corporation (it being understood that the facts and circumstances that may have given rise to such change that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (i) any failure by the Business to meet any internal or public financial projections, forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances that may have given rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (j) any matter expressly disclosed in the Disclosure Letter; (k) the negotiation, execution, performance or announcement of this Agreement or the consummation of the transactions contemplated hereby in accordance with the terms hereof, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Business with any Governmental Entity or any of its current or prospective employees, customers, vendors, distributors, suppliers, partners, licensors or lessors that arises as a result thereof, except, in the case of the immediately preceding clauses (a) to (e), to the extent that any such event, change, effect, condition, fact, development, occurrence or circumstance has a materially disproportionate effect on the Business relative to other comparable businesses operating in the markets, geographies and industries in which the Business operates.

(92) “Material Contracts” has the meaning specified in Section 3.1(r)(i).

(93) “Material Partner” has the meaning specified in Section 3.1(v)(i).

(94) “Measurement Time” means 11:59 p.m. (Toronto time) on the day immediately preceding the Closing Date.

(95) “Merger Agreement” has the meaning specified in the Recitals.

(96) “Mill” means the pulp, newsprint and directory paper mill located in Thunder Bay, Ontario and owned and operated by the Seller.

(97) “Mount McKay Landfill” means the waste disposal site located on the property legally described in Section 1.1(97) of the Disclosure Letter.

(98) “Multi-Mill Contracts” has the meaning specified in Section 2.1(1)(i)(B).

(99) “No-Action Letter” means the written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

(100) “Nominated Permits” has the meaning specified in Section 2.14(2).

(101) “Notice” has the meaning specified in Section 11.2.

(102) “Notice of Claim” has the meaning specified in Section 9.4(1).

(103) “Obligations” means all obligations and liabilities to the extent relating to or arising in connection with the Business or the Purchased Assets, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

(104) “Operative Agreements” means, collectively, this Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Fibre Supply Agreement and the Conveyance Documents.

(105) “Order” means any order, writ, injunction, judgment, decision, finding, ruling, award, plan or decree of any Governmental Entity.

(106) “Ordinary Course” means, with respect to an action taken by or with respect to a Person, that such action is taken in the ordinary course of the business of the applicable Person, consistent with past practice.

(107) “Other Purchased Assets” means all the Purchased Assets other than the Owned Real Property.

(108) “Outside Date” means September 1, 2023, provided that if the Initial Sale Period is extended, then the Seller shall have the right to postpone the Outside Date to the day on which the Initial Sale Period (as extended) expires, it being understood that the Seller shall notify the Purchaser in writing of any such postponement at least five (5) Business Days before the expiry of the then current Outside Date and that the latest day to which the Outside Date may be postponed shall be December 1st, 2023.

(109) “Owned Intellectual Property Rights” has the meaning specified in Section 2.1(1)(k).

(110) “Owned Real Property” has the meaning specified in Section 3.1(t)(v).

(111) “Paper Excellence” has the meaning specified in the Recitals.

(112) “Parties” means, collectively, the Purchaser, the Seller and any other Person who may become a party to this Agreement, and “Party” means any one of them.

(113) “Permits” means all permits, consents, waivers, licences, certificates, certificates of authorization, approvals, authorizations, compliance approvals, registrations, franchises, rights, privileges, quotas and exemptions, or any item with a similar effect, issued or granted by any Governmental Entity.

(114) “Permitted Liens” means (a) any Liens for Taxes that are not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the Ordinary Course to the extent related to the Business or the Purchased Assets or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate Legal Proceedings and, in each case, which are not registered on title to any real property; (c) Liens imposed or promulgated by applicable Laws with respect to real property, including zoning, building or similar restrictions, as well as Liens consisting of (i) easements, rights-of-way, servitudes, restrictions and similar rights in real property or (ii) reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein, provided that any such items would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the Ordinary Course of the Business or materially impair the continued use or operation of such real property for the purpose for which it is currently used; (d) pledges or deposits in the Ordinary Course of the Business in connection with (i) workers’ compensation, unemployment insurance, social security legislation or any other legislation or regulation applicable to the Seller, to the extent relating to the Business, or the Business or the Purchased Assets or (ii) security for bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Seller is a party as lessee; (e) all non-financial Liens registered on title to any real property as of the date that is two (2) Business Days prior to the date of this Agreement; and (f) other defects, irregularities or imperfections of title or encroachments, easements which, individually or in the aggregate, do not interfere in any material respect with the Ordinary Course of the Business or materially impair the continued use of real property for the purposes for which it is used by the Seller as of the date of this Agreement; or (g) Liens identified in Section 1.1(114) of the Disclosure Letter.

(115) “Permitted Uses” has the meaning specified in Section 10.5(1).

(116) “Person” includes an individual, a corporation, a partnership, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(117) “Personal Information” means any information in the possession or control of the Seller in connection with the Business about an identifiable individual, other than the business address or business telephone number of an Employee.

(118) “Prepaid Obligations” has the meaning specified in Section 2.10(3).

(119) “Privacy Laws” means all applicable Laws governing the collection, use, disclosure and retention of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada).

(120) “Purchase Price” has the meaning specified in Section 2.3.

(121) “Purchased Assets” has the meaning specified in Section 2.1.

(122) “Purchaser” has the meaning specified in the introductory paragraph to this Agreement.

(123) “Purchaser Indemnitees” has the meaning specified in Section 9.2(1).

(124) “Purchaser’s Benefit Plan” means each Benefit Plan to be provided by the Purchaser to Employees as of the Closing Date.

(125) “R&W Insurance Policy” has the meaning specified in Section 5.7.

(126) “R&W Insurance Provider” means ASQ Underwriting, writing on behalf of Travelers Excess and Surplus Lines Company and Travelers Insurance Company of Canada.

(127) “Readily Assignable” means, with respect to a Contract or Permit, that such Contract or Permit can as of the Closing be assigned or transferred without the consent or waiver of, or the taking of any other action by, any third party (including any Governmental Entity) and that such assignment or transfer would not constitute a breach under such Contract or Permit or a violation of any applicable Law.

(128) “Real Property Leases” has the meaning specified in Section 3.1(t)(vi).

(129) “Regulatory Approvals” means the Competition Act Clearance and the Commissioner Approval.

(130) “Release” means any release or discharge of any Hazardous Substance, including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

(131) “Reverse Transition Services Agreement” means the reverse transition services agreement, substantially in the form attached as EXHIBIT C.

(132) “Seller” has the meaning specified in the introductory paragraph to this Agreement.

(133) “Seller Counsel” means Stikeman Elliott LLP, Osler, Hoskin & Harcourt LLP and Paul, Weiss, Rifkind, Wharton & Garrison.

(134) “Seller Indemnitees” has the meaning specified in Section 9.3.

(135) “Seller Pre-Closing Communications” has the meaning specified in Section 11.15.

(136) “Seller Security Instruments” has the meaning specified in Section 6.2(d)(vi)(A).

(137) “Seller’s Benefit Plan” means each Benefit Plan provided to Employees by the Seller on the day immediately preceding the Closing Date.

(138) “Ship From Party” has the meaning specified in Section 5.4(2).

(139) “Specified Reports” means the reports described in Section 1.1(139) of the Disclosure Letter.

(140) “Subsidiaries” means, with respect to any Person, any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, more than 50% of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (b) with respect to which such Person or one or more of its Subsidiaries is a general partner or the managing member or has similar authority.

(141) “Sustainable Forest Licenses” means the sustainable forest licenses granted to the Seller under the Crown Forest Sustainability Act (Ontario).

(142) “Tax Act” means the Income Tax Act (Canada).

(143) “Tax Return” means a return, information return, withholding statement, report, election, designation, filings, estimate, claim for refund or other information, form or statement required to be filed with any Governmental Entity in accordance with any applicable Laws in connection with the calculation, determination, assessment, reassessment, collection or payment of any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

(144) “Taxes” means all present and future federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, rates, levies, assessments, tariffs and other charges imposed, assessed or collected by any Governmental Entity, including (a) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, harmonized sales or other value added, severance, stamp, franchise, occupation, premium, capital stock, sales, sales and use, real property, land transfer, personal or movable property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, levies, imposts, rates, fees, assessments, withholdings, dues and charges, severance, stamp, occupation or premium taxes, (b) all withholdings on amounts paid to or by the relevant person and (c) all employment insurance premiums, Canada, Ontario and any other pension plan contributions or premiums, including any fines, penalties, interest or additions to such taxes.

(145) “Third-Party Auditor” has the meaning specified in Section 2.8(2).

(146) “Third-Party Claim” means any Legal Proceeding or demand that is instituted or asserted by a Person (other than an Indemnified Party), including a Governmental Entity, against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.

(147) “Transfer Taxes” means all transfer, land transfer, value added, ad valorem, excise, sales, use, consumption, goods and services, harmonized sales, provincial sales, retail sales, social services or other similar taxes or duties and any interest, fines and penalties imposed by any Governmental Entity, whether disputed or not.

(148) “Transferred Personal Information” means information about an identifiable individual to be disclosed or conveyed to the Purchaser or any of its representatives by or on behalf of the Seller as a result of or in connection with the transactions contemplated by this Agreement and includes all such information disclosed to the Purchaser and its representatives prior to the execution of this Agreement.

(149) “Transition Services Agreement” means the transition services agreement, substantially in the form attached as EXHIBIT D.

(150) “Working Capital” means, with respect to the Business, an aggregate amount (positive or negative) equal to the sum of the Current Assets minus the sum of the Current Liabilities, calculated in accordance with the Accounting Principles. An illustrative calculation of the Working Capital is included in the Accounting Principles.

(151) “Working Capital Target” means $63,700,000.

Section 1.2 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

Section 1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Exhibits and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4 Currency.

All references in this Agreement to dollars or to $ are expressed in U.S. currency unless otherwise specifically indicated.

Section 1.5 Certain Phrases, etc.

In this Agreement, (a) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation” and (b) the phrase “the aggregate of”, “the total of”, “the sum of” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with the Accounting Principles.

Section 1.7 Incorporation of Disclosure Letter, Schedules and Exhibits.

The Disclosure Letter and all schedules and Exhibits attached to this Agreement are integral parts of this Agreement for all purposes of this Agreement. Any matter disclosed in any Section of the Disclosure Letter shall be considered disclosed with respect to each other Section of the Disclosure Letter to the extent reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section. The inclusion of information in any Section of the Disclosure Letter shall not be construed as an admission that such information is material.

Section 1.8 References to Persons and Agreements.

Any reference in this Agreement to a Person or Persons includes his, her or its, as the case may be, directors, officers, managers, partners, administrators, executors, personal legal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement, any reference to this Agreement or any other agreement or document is a reference to this Agreement, such other agreement or document as it may have been or may from time to time be amended, restated, replaced, supplemented or novated and shall include all schedules, exhibits, appendices and other attachments to it.

Section 1.9 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute, all regulations made under such statute and all rules made under such statute or such regulations, in each case as it or they may have been or may from time to time be amended, replaced or re-enacted.

Section 1.10 Non‑Business Days.

Whenever payments are to be made or an action is to be taken on, or not later than, a day which is not a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day.

Section 1.11 Knowledge.

References in this Agreement to the knowledge of (a) the Seller, shall be deemed to refer to the actual knowledge of any of the Chief Financial Officer, Chief Legal Officer, Senior Vice President, Pulp and Paper Operations and Senior Vice President, Process Improvement or Chief Information Officer, in each case after making diligent internal inquiry of their direct reports who would reasonably be expected to have knowledge or awareness relevant to the representation or warranty in question; (b) the Purchaser, shall be deemed to refer to the actual knowledge of any of any of Neil Mahajan, Daniel Merriam or Brittany Banker, in each case after making diligent internal inquiry of their direct reports who would reasonably be expected to have knowledge or awareness relevant to the representation and warranty in question.

Section 1.12 Made Available.

References in this Agreement to “made available”, “delivered” or “provided” mean that a document or other item of information was made available or provided to the Purchaser and its representatives for viewing in the Data Room, as that site existed as of 11:59 pm (Toronto time) on May 25, 2023 (the “Data Room Date”). Promptly following the Closing, the Seller shall provide to the Purchaser a copy of the Data Room as of the Data Room Date.

Article 2
PURCHASE AND SALE

Section 2.1 Purchase and Sale.

(1) Subject to the terms and conditions of this Agreement, including Section 2.14, the Seller shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Seller, on the Closing Date, all of the Seller’s right, title and interest as of Closing into all of the following property and assets relating to the Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situated, as a going concern (collectively, the “Purchased Assets”):

(a) all Owned Real Property;

(b) all rights as lessee in each Real Property Lease and each other lease, sublease and other agreement relating exclusively to the Business under which the Seller uses or occupies or has the right to use or occupy real property;

(c) all machinery and equipment (including the scale situated on the Owned Real Property) and all vehicles, tools, handling equipment, furniture, furnishings, computer hardware and peripheral equipment, supplies and accessories owned by the Seller (or owned by an Affiliate of the Seller but which will be owned by the Seller as of the Closing Date in accordance with Section 2.1(2)), typically situated on the Owned Real Property or the Leased Real Property or in the possession or control of any Employee and, in all cases, used or held for use exclusively (i) in the Business, (ii) in the laboratory testing activities conducted at the Mill by the Woodlands department of the Seller, or (iii) in the scaling activities conducted at the Mill by the Woodlands department of the Seller, including such machinery, equipment, vehicles, tools, handling equipment, furniture, furnishings, computer hardware and peripheral equipment, supplies and accessories listed in Section 2.1(1)(c) of the Disclosure Letter;

(d) all machinery and equipment leases in which the Seller is lessee (or an Affiliate of Seller is lessee, but the relevant lease will be assigned to the Seller prior to the Closing Date in accordance with Section 2.1(2)) relating exclusively to the Business, including those listed in Section 2.1(1)(d) of the Disclosure Letter;

(e) all Inventories;

(f) all new and unused production, shipping and packaging supplies situated on the Owned Real Property and exclusively related to the Business (but only subject to the rights in respect thereof set out in Section 10.5 and the Transition Services Agreement);

(g) the accounts receivable and trade accounts due or accruing due from third parties to the extent related to the Business;

(h) all deposits and prepayments made by the Seller to the extent related to the Business, to the extent included in determining the Final Working Capital;

(i) (A) all Contracts relating exclusively to the Business, including the Capital Leases and those other Contracts listed in Part A of Section 2.1(1)(i) of the Disclosure Letter, and (B) such portions of the Contracts listed in Part B of Section 2.1(1)(i) of the Disclosure Letter that relate exclusively to the Business (which, for greater certainty, include the other portions thereof that are necessary to the interpretation and operationalization of such provisions that relate exclusively to the Business) (all such portions of such Contracts, the “Multi-Mill Contracts”);

(j) the Permits listed or described in Section 2.1(1)(j) of the Disclosure Letter;

(k) all Intellectual Property Rights listed in Section 2.1(1)(k) of the Disclosure Letter (the “Owned Intellectual Property Rights”);

(l) (A) the intellectual property licences set forth in Part A on Section 2.1(1)(l) of the Disclosure Letter, and (B) such portions of the intellectual property licences set forth in Part B of Section 2.1(1)(l) of the Disclosure Letter that relate exclusively to the Business (which, for greater certainty, include the other portions thereof that are necessary to the interpretation and operationalization of such provisions that relate exclusively to the Business) (such intellectual property licences or portions thereof, the “Licensed Intellectual Property Rights” and, together with the Owned Intellectual Property Rights, the “Business Intellectual Property Rights”);

(m) the customer orders related exclusively to the Business and all benefits related exclusively to the Business under customer orders that do not relate exclusively to the Business;

(n) the orders for supplies and services related exclusively to the Business and all benefits related exclusively to the Business under orders for supplies and services that are not exclusively related to the Business;

(o) all of the goodwill attributable exclusively to the Business;

(p) all benefits under all warranties and guarantees in respect of any of the Purchased Assets;

(q) all express consents obtained by the Seller or any Affiliate of the Seller in relation to the Business under CASL, any Privacy Laws and any applicable anti spam Laws from any Person to (i) send or cause to be sent an electronic message to such Person, (ii) alter or cause to be altered the transmission data in an electronic message so that the message is delivered to a destination other than or in addition to that specified by such Person, or (iii) disclose any Personal Information of such Person;

(r) all Books and Records (provided that the Seller and its Affiliates shall retain the right to use and to retain copies of the Books and Records (A) for Tax, financial reporting or to satisfy regulatory requirements, (B) in connection with the administration of Benefit Plans post-Closing, and (C) in order to comply with bona fide internal document retention purposes);

(s) notwithstanding Section 2.2(b), all proceeds of insurance or compensation for appropriation, expropriation or seizure, if any, payable under the Insurance Policy in the event that any or part of the Purchased Assets are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by a Governmental Entity during the Interim Period;

(t) other than any Excluded Asset, all other tangible assets of the Seller (or of an Affiliate of the Seller but which will be owned by the Seller as of the Closing Date in accordance with Section 2.1(2)) of a type not already identified above in this Section 2.1 typically situated on the Owned Real Property or the Leased Real Property or in the possession or control of any Employee and exclusively related to the Business, together with units distributed pursuant to Ontario Regulation 241/19 attributable to the conduct of the Business for the period from and after the Closing Date;

(2) If any right, asset or property of the type described in Section 2.1 and exclusively related to the Business is held by an Affiliate of the Seller (including any such right, asset or property that is partially owned by the Seller, on the one hand, and an Affiliate of the Seller, on the other hand), then prior to the Closing, subject to the terms and conditions set forth herein, the Seller shall cause such Affiliate to sell, transfer and assign to the Seller, free and clear of any Liens (other than Permitted Liens), all of such Affiliate’s right, title and interest in and to such right, asset or property, which right, asset or property shall be considered a Purchased Asset for all purposes of this Agreement and, accordingly, be sold, assigned and transferred to the Purchaser by the Seller on the Closing Date subject to the terms and conditions of this Agreement, including Section 2.14.

Section 2.2 Excluded Assets.

Notwithstanding anything to the contrary in this Agreement (including Section 2.1), the Purchased Assets shall not include the following property and assets (collectively, the “Excluded Assets”):

(a) all intellectual property owned or used by the Seller other than the Business Intellectual Property Rights, including (i) the names “Resolute”, “Resolute FP”, “Abitibi-Consolidated”, “AbiBow”, “AbitibiBowater”, “Bowater”, “Avenor” and any name derived forms thereof, either alone or as part of any trade name or trademark which is or has been used in connection with the Business (the “Mark”); and (ii) all Intellectual Property Rights which are used in connection with both the Business and any other businesses conducted by the Seller or its Affiliates or from which both the Business and any such other business benefit (together with the Marks and the intellectual property licences used in the Business that are not Readily Assignable, the “Excluded Intellectual Property Rights”);

(b) all insurance policies of the Seller, including those associated with the Business, and any proceeds paid in connection with such insurance policies and any prepaid insurance premiums;

(c) all cash on hand, cash equivalents and bank deposits;

(d) all refunds of Duties, Tax refunds and Tax credits receivable by the Seller or any Affiliate of the Seller, in each case applicable to periods prior to the Closing;

(e) units distributed pursuant to Ontario Regulation 241/19 attributable to the conduct of the Business prior to the Closing;

(f) all personnel records that the Seller is required in accordance with applicable Laws to retain in its possession (complete and accurate copies of which shall be made available to the Purchaser);

(g) all books and records other than the Books and Records;

(h) the amounts owing to the Seller by its Affiliates or Persons which do not in fact, or which are deemed not to, deal with the Seller at arm’s length (within the meaning of the Tax Act);

(i) all material and information referred to in Section 11.15;

(j) all machinery and equipment and all vehicles, tools, handling equipment, furniture, furnishings, computer hardware and peripheral equipment, supplies and accessories used by the Seller’s Woodlands department exclusively in activities other than the laboratory testing and scaling activities conducted at the Mill by the Woodlands department;

(k) all income Tax instalments paid by the Seller (or its Affiliates), all income Taxes receivable by the Seller (or its Affiliates) and the right to receive any refund of income Taxes paid by the Seller (or its Affiliates);

(l) the Seller’s Benefit Plans and all assets related thereto;

(m) the rights of the Seller under this Agreement and the other Operative Agreements;

(n) the Contracts, assets, properties, and rights specifically set forth on Section 2.2(n) of the Disclosure Letter;

(o) the equity interests of any Person;

(p) subject to Section 2.1(2) as concerns assets owned (in whole or in part) by Affiliates of the Seller, all assets situated on the Owned Real Property or the Leased Real Property that are not owned, leased or licensed by the Seller, including any third-party goods on consignment unless the Contract of consignment is a Contract or Multi-Mill Contract under Section 2.1(1)(i) in which case possession as a consignee shall transfer to the Purchaser;

(q) all of Seller’s right, title and interest in and to the sawmills owned by the Seller (including the Thunder Bay, Atikokan and Ignace sawmills), together with all the properties and assets of the Seller that are used or held for use in the business of owning and operating such sawmills (other than any Multi-Mill Contract);

(r) all rights of the Seller for the harvesting, consumption, supply or purchase of Crown forest resources, all Sustainable Forest Licenses and all Forest Resource Licenses and, except for the Contracts and Permits listed in Section 2.2(r) of the Disclosure Letter, any and all

Contracts and Permits for the harvesting, consumption, supply or purchase of Crown forest resources to which the Seller is a party or that has been issued to the Seller;

(s) all of Seller’s right, title and interest in and to the Mount McKay Landfill; and

(t) except for the Multi-Mill Contracts, all rights of the Seller in any Contracts and any other intangible assets of the Seller, in each case, which are used in connection with both the Business and any other businesses conducted by the Seller or its Affiliates or from which both the Business and any such other business benefit.

Section 2.3 Purchase Price.

In addition to the assumption of the Assumed Obligations pursuant to Section 2.12, the Purchaser shall pay to the Seller an aggregate cash consideration for the Purchased Assets (the “Purchase Price”) determined as follows:

(a) $218,600,000 (subject to adjustment in accordance with Section 5.5, the “Cash Amount”); minus

(b) the amount of the Final Assumed Debt; plus

(c) the amount by which the Final Working Capital exceeds the Working Capital Target, if applicable; minus

(d) the amount by which the Working Capital Target exceeds the Final Working Capital, if applicable.

Section 2.4 Allocation of Assumed Obligations and Purchase Price.

(1) The Parties agree that the Assumed Obligations and the Purchase Price shall be allocated among the Purchased Assets as contemplated in the allocation statement set forth in EXHIBIT E (the “Allocation Statement”).

(2) The Seller and the Purchaser must each complete all Tax Returns, designations and elections in a manner consistent with the allocation set forth in the Allocation Statement and not take any position inconsistent with such allocation.

Section 2.5 Payment on Closing.

At the Closing, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to the account designated by the Seller, the amount determined as follows (collectively, the “Estimated Purchase Price”):

(a) the Cash Amount; minus

(b) the amount of the Estimated Assumed Debt; plus

(c) the amount by which the Estimated Working Capital exceeds the Working Capital Target, if applicable; minus

(d) the amount by which the Working Capital Target exceeds the Estimated Working Capital, if applicable.

Section 2.6 Estimated Closing Statement.

Not later than five Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “Estimated Closing Statement”) together with reasonable supporting detail prepared in accordance with the Accounting Principles and setting out, in a format consistent with the sample calculation included in the Accounting Principles, a good faith estimate of:

(a) the expected Working Capital as of the Measurement Time (the “Estimated Working Capital”);

(b) the expected Assumed Debt as of the Measurement Time (the “Estimated Assumed Debt”); and

(c) the Estimated Purchase Price.

Section 2.7 Preparation of Closing Statement.

Within 120 days following the Closing Date (or such other date as is mutually agreed to by the Seller and the Purchaser in writing), the Purchaser shall prepare and deliver to the Seller a statement (the “Draft Closing Statement”) together with reasonable supporting detail prepared in accordance with the Accounting Principles and setting out, in a format consistent with the sample calculation included in the Accounting Principles:

(a) the Working Capital as of the Measurement Time (the “Final Working Capital”), the Assumed Debt as of the Measurement Time (the “Final Assumed Debt”), and a supporting balance sheet as of the Measurement Time; and

(b) the Purchase Price.

Section 2.8 Settlement of Objections.

(1) The Seller shall have 60 days to review the Draft Closing Statement following receipt of it. The Seller must notify the Purchaser in writing if the Seller has any objections to the Draft Closing Statement within such 60-day period. The notice of objection must contain a statement of the basis for the Seller’s objections and each amount in dispute. The Purchaser shall, upon request, provide the Seller and its representatives with reasonable access to all books and records and employees necessary or desirable (in the Seller’s opinion, acting reasonably) to permit the Seller and its representatives to verify the accuracy, presentation and other matters relating to the preparation of the Draft Closing Statement.

(2) If the Seller sends a notice of objection to the Draft Closing Statement within the 60-day period set forth in Section 2.8(1), the Seller and the Purchaser shall work expeditiously and in good faith in an attempt to resolve such objections within a further period of 20 Business Days following the date of notification by the Seller to the Purchaser of such objection. Failing resolution of any objection to the Draft Closing Statement raised by the Seller, the objections shall be submitted for determination by a chartered professional accountant associated with KPMG LLP, an independent firm of chartered accountants (the “Third-Party Auditor”), or if such firm is unable to act or is not independent to all Parties at such time, a chartered professional accountant associated with another independent national accounting firm to be mutually agreed to by the Seller and the Purchaser. If the Parties are unable to agree on the Third-Party Auditor within 10 days after such firm declaring that it is unable to act or is not independent to all Parties at such time, either Party may apply to the Ontario Superior Court of Justice to appoint the Third-Party Auditor. The determination of the Third-Party Auditor shall be final, conclusive and binding upon the Seller and the Purchaser and shall not be subject to appeal. The Third-Party Auditor shall make its determination within 60 days after its engagement. While the Third-Party Auditor is performing its engagement, the Parties shall not communicate with the Third-Party Auditor on the subject matter of its work relating to this Agreement, except by joint conference call, joint meeting or letter with copy simultaneously delivered to all Parties. The Third-Party Auditor shall make a determination as to the resolution of the objections based on written submissions of the Parties given by them to the Third-Party Auditor and shall confirm the amount of the Draft Closing Statement. The Third-Party Auditor shall be entitled to call for and inspect such working papers and other documents and information of the Parties and their respective professional advisors as the Third-Party Auditor may request. The Third-Party Auditor shall consider only those items and amounts set forth in the notice of objection and shall resolve all items in dispute in accordance with the terms of this Agreement. The Third-Party Auditor shall be acting as expert and not as an arbitrator.

(3) If the Seller does not notify the Purchaser of any objection within the 60-day period set forth in Section 2.8(1), the Seller shall be deemed to have accepted and approved the Draft Closing Statement and such Draft Closing Statement shall be final, conclusive and binding upon the Seller and the Purchaser and shall not be subject to appeal. The Draft Closing Statement shall become the “Final Closing Statement” and the Purchase Price set out therein shall become the Purchase Price on the next Business Day following the earlier of (a) the end of such 60-day period and (b) the date on which the Seller notifies the Purchaser in writing that the Seller has no objection to the Draft Closing Statement.

(4) If the Seller sends a notice of objection within the 60-day period set forth in Section 2.8(1), the Purchaser shall revise the Draft Closing Statement to reflect the final resolution or final determination of such objections under Section 2.8(2) within two Business Days following such final resolution or determination. Such revised Draft Closing Statement shall be final, conclusive and binding upon the Seller and the Purchaser and shall not be subject to appeal. Such revised Draft Closing Statement shall become the “Final Closing Statement” and the Purchase Price set out therein shall become the Purchase Price on the next Business Day following the revision of the Draft Closing Statement under this Section 2.8(4).

(5) The Seller and the Purchaser shall each bear its own fees and expenses in preparing or reviewing, as the case may be, the Draft Closing Statement and the Final Closing Statement. In the case of objections and the retention of the Third-Party Auditor as provided in Section 2.8(2), the costs and expenses of such Third-Party Auditor shall be equally borne and shared by the Seller and the Purchaser. The Seller and the Purchaser shall each bear its own costs in presenting their respective cases to the Third-Party Auditor.

(6) The Seller and the Purchaser agree that the procedure set forth in this Section 2.8 for resolving objections with respect to the Draft Closing Statement is the sole and exclusive method of resolving such objections. This Section 2.8(6) shall not prohibit the Seller or the Purchaser from instigating litigation to compel specific performance of this Section 2.8 or to enforce the determination of the Third-Party Auditor.

Section 2.9 Payment of Adjustment to Purchase Price.

The Purchase Price will be determined based on the Final Closing Statement and if the Purchase Price is more or less than the Estimated Purchase Price, the following payments shall be made:

(a) if the Purchase Price is less than the Estimated Purchase Price, the amount equal to the difference between the Purchase Price and the Estimated Purchase Price shall be owed by the Seller to the Purchaser and paid by the Seller to the Purchaser, within five Business Days after the determination of the Final Closing Statement, by wire transfer of immediately available funds to the account designated by the Purchaser, without set-off or deduction; or

(b) if the Purchase Price is greater than the Estimated Purchase Price, the amount equal to the difference between the Purchase Price and the Estimated Purchase Price shall be owed by the Purchaser to the Seller and paid by the Purchaser to the Seller, within five Business Days after the determination of the Final Closing Statement, by wire transfer of immediately available funds to the account designated by the Seller, without set-off or deduction.

Section 2.10 Elections.

(1) The Seller and the Purchaser shall execute and file, on a timely basis and using the prescribed form, a joint election under subsection 167(1) of Part IX of the Excise Tax Act (Canada), and under any similar provision of any other applicable provincial Laws, in respect of the sale and transfer of the Purchased Assets hereunder, and the Purchaser shall file such election with Canada Revenue Agency (and any other applicable provincial authorities).

(2) If applicable and agreed to in writing by the Purchaser and the Seller, the Seller and the Purchaser shall execute and file, on a timely basis and using the prescribed form, a joint election under section 22 of the Tax Act as to the sale of the accounts receivable of the Seller to be purchased under this Agreement, and prepare their respective Tax returns in a manner consistent with such joint election. For purposes of such joint election, the elected amount in respect of the accounts receivable shall be consistent with the Purchase Price allocation as set forth in or determined pursuant to Section 2.4 with respect to the accounts receivable.

(3) The Seller and the Purchaser acknowledge that a portion of the Purchased Assets transferred pursuant to this Agreement by the Seller to the Purchaser is being transferred in consideration for the Purchaser assuming prepaid obligations of the Seller to deliver goods or provide services in the future (the “Prepaid Obligations”). The amount of the Prepaid Obligations and the Purchased Assets transferred in consideration therefor shall be set out in the Allocation Statement consistent with the deferred revenue as recorded for accounting purposes on the supporting balance sheet as at the Measurement Time. At the request of the Seller, the Seller and the Purchaser shall execute and file, on a timely basis and using any prescribed form, a joint election under subsection 20(24) of the Tax Act as to such assumption hereunder, and prepare their respective Tax returns in a manner consistent with such joint election.

Section 2.11 Property Taxes.

All property taxes imposed on or with respect to the Owned Real Property for the tax year that includes the Closing Date shall be prorated between the Seller and the Purchaser as of the Closing Date. The Seller shall be liable for the portion of such taxes based on the number of days in the year occurring prior to the Closing Date, and the Purchaser shall be liable for the portion of such taxes based on the number of days in the year occurring on and after the Closing Date. For any year in which an apportionment is required, the Purchaser shall, if required, file all required Tax Returns incident to these taxes assessed for the year in which the Closing Date occurs that are not paid by the Seller as of the Closing Date.

Section 2.12 Assumption of Obligations.

(1) The Purchaser shall, from and after the Closing Date, satisfy, discharge, assume, perform and fulfill in a timely manner any and all Obligations of the Seller existing as at and after the Closing Date (including the Assumed Debt), the Environmental Obligations, the Assumed Employment Obligations and all those Obligations more particularly described in Part A of Section 2.12(1) of the Disclosure Letter, but excluding the Obligations listed in Part B of Section 2.12(1) of the Disclosure Letter and all other obligations of the Seller (collectively, the “Assumed Obligations”).

(2) The Parties acknowledge and agree that the performance and discharge of the Assumed Obligations is necessary and integral to the conduct and carriage of the Business in the Ordinary Course, and further acknowledge and agree that the Environmental Obligations arising from facts or circumstances existing prior to, on or after the Closing Date shall become Obligations of the

Purchaser hereunder because they are future embedded costs in the Purchased Assets which are associated or physically connected with the Purchased Assets such that they cannot be separated from the ownership rights in the Purchased Asset and because such obligations are not capable of quantification as of the Closing Date and depend upon numerous facts that are not within the control of the Parties.

(3) The Purchaser’s obligations under this Section 2.12 shall not be subject to set-off or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any right or alleged right to indemnification hereunder.

Section 2.13 “As-Is, Where-Is” Condition of Purchased Assets.

(1) Except for the representations, warranties and certifications of the Seller expressly set out in Article 3 and Section 6.1(d)(iv), the Purchaser acknowledges and agrees that:

(a) on the Closing, title to the Purchased Assets may be subject to Permitted Liens;

(b) in entering into the Operative Agreements, the Purchaser has relied and shall continue to rely entirely and solely upon its own inspections, investigations and analyses with respect to the Purchased Assets, and the Purchaser acknowledges that it is not relying on any information furnished by the Seller or any other Person on behalf of or at the direction of the Seller in connection therewith, which information has been provided solely to assist the Purchaser in undertaking its own due diligence investigations;

(c) the Purchaser acknowledges and agrees that no statements, representations or warranties by any Person have induced or influenced the Purchaser to enter into the Operative Agreements or to agree to any of their terms, or have been relied on in any way by the Purchaser as being accurate, or have been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into the Operative Agreements or to agree to any of their terms;

(d) the Purchased Assets are being purchased and assumed by the Purchaser on an “as-is, where-is” basis, as of the Closing Date and without any express or implied agreement, representation or warranty of any kind whatsoever as to title, condition (including as to grading of any of the Purchased Assets, condition of any improvements located on or under any of the Purchased Assets, status and nature of any Permitted Liens, soil, subsoil, ground and surface water and environmental condition), area, suitability, timing or cost of any development proposal, availability of any approvals or nature or cost of any obligations or liabilities which shall be or may be incurred by the Purchaser in connection with any construction undertaken by it, physical characteristics, financial condition, profitability, fitness for a particular purpose, use to which the Purchased Assets may be put, zoning, nature or scope of any servicing, existence of latent defects, any environmental matter, including compliance with Environmental Laws or Permits or the presence of, or exposure to, Hazardous Substances in, at, on, about, under or within any of the Purchased Assets, the Release of Hazardous Substances from any of the Purchased Assets into the environment, including any obligation to deal with any migration of any Hazardous Substances from any of the Purchased Assets, or as to the accuracy, currency or completeness of any information or documentation supplied or to be supplied in connection with the Purchased Assets, any outstanding requirements which have been or may in the future be issued by any Governmental Entity, in each case without any agreement, representation or warranty of any kind either express or implied (whether herein, at law or otherwise) on the part of the Seller, or any other matter whatsoever respecting the Purchased Assets and, without limiting the foregoing, any and all conditions or warranties, express or implied, pursuant to the Sale of Goods Act (Ontario) shall not apply and are hereby waived by the Purchaser.

(2) The Seller shall not have any obligation or responsibility to the Purchaser after the Closing with respect to any matter relating to the Assumed Obligations and the Purchased Assets or the condition thereof save as otherwise expressly provided in this Agreement. The provisions of this Section 2.13 shall not merge on, and shall survive, the Closing.

Section 2.14 Non‑Assignable Contracts, Commitments and Permits.

(1) Nothing in this Agreement shall constitute an agreement to assign or an attempted assignment of any Contract (or portion thereof) or other commitment for which any requisite consent or waiver to the assignment thereof has not been obtained. If a Contract (or portion thereof) or commitment is not Readily Assignable and any requisite consent or waiver has not been obtained on or prior to the Closing, to the extent permitted by applicable Law and the applicable Contract, the applicable Contract (or portion thereof) or other commitment shall be held by the Seller as agent for the exclusive benefit of the Purchaser and the Purchaser shall perform the obligations of the Seller thereunder and be exclusively entitled to receive all monies becoming due and payable under and other benefits derived from the Contract (or portion thereof) or other commitment immediately after receipt by the Seller, without set-off or reduction of any kind or for any reason, including by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any other Operative Agreement or any other right or alleged right to indemnification hereunder or thereunder. The Purchaser shall be responsible for and shall pay, satisfy, discharge, assume, perform and fulfill in a timely manner any and all liabilities and obligations that are Assumed Obligations in connection with any such Contract (or portion thereof) or other commitment and shall indemnify and hold the Seller harmless from and against any Damages suffered or incurred after the Closing and that are in any way related to any such Contract (or portion thereof) or other commitment except in the case of fraud, gross negligence or wilful misconduct by the Seller. The holding as agent by the Seller of any such Contract (or portion thereof) or other commitment shall not create a relationship of association, partnership or joint venture between the Seller and the Purchaser. None of the Purchaser Indemnitees shall have any right to indemnification by the Seller pursuant to the terms of this Agreement with respect to any Damages relating to any such Contract (or portion thereof) or other commitment not having been assigned to the Purchaser as of the Closing.

(2) With respect to any Permits referred to in Section 2.1(1)(j) which may not be assigned, transferred or reissued to the Purchaser as contemplated hereunder at Closing without the approval or consent of any Governmental Entity (collectively, the “Nominated Permits”), notwithstanding any other provision hereof to the contrary, such Nominated Permits shall not be assigned or transferred pursuant to this Agreement without first obtaining all such approvals or consents required in connection with such assignment or transfer; and from the Closing until such time as all such approvals or consents are obtained and such Permits are assigned, transferred or reissued to the Purchaser as contemplated hereunder:

(a) the Nominated Permits shall be held by the Seller as agent for the Purchaser subject to applicable Laws;

(b) the Purchaser shall apply for and use all commercially reasonable efforts to obtain all consents and approvals required to assign, transfer or reissue the Nominated Permits to the Purchaser, at its sole cost and expense, and at the Purchaser’s sole cost and expense (with respect to any out-of-pocket costs and expenses reasonably incurred by the Seller), the Seller shall cooperate with the Purchaser and take all such actions and do or cause to be done all such things at the request of the Purchaser as shall reasonably be necessary and proper to assist the Purchaser in connection with the foregoing applications;

(c) the Seller shall (i) act in relation to the Nominated Permits only in accordance with the written instructions and directions of the Purchaser and not otherwise, (ii) promptly transmit to the Purchaser copies of all notices, claims, demands or other communications that the Seller may receive and that relate in any way to the Nominated Permits and (iii) at the

Purchaser’s sole cost and expense (with respect to any out-of-pocket costs and expenses reasonably incurred by the Seller), cooperate with the Purchaser and take all such actions and do or cause to be done all such things at the request of the Purchaser as shall reasonably be necessary and proper in order that the value of any Nominated Permits be preserved to the benefit of the Purchaser;

(d) the Purchaser shall be responsible for and shall pay, satisfy, discharge, assume, perform and fulfill in a timely manner any and all liabilities and obligations that are Assumed Obligations in connection with the Nominated Permits;

(e) the Purchaser shall indemnify and hold the Seller harmless from and against any Damages suffered or incurred after the Closing and that are in any way related to the Nominated Permits, including any and all Damages related to actions taken by the Seller under an authorization, instruction or direction of the Purchaser pursuant to the Section 2.14(2)(c), except for any Damages arising from the fraud, gross negligence or wilful misconduct of the Seller;

(f) the holding as agent by the Seller of any of the Nominated Permits shall not create a relationship of association, partnership or joint venture between the Seller and the Purchaser; and

(g) none of the Purchaser Indemnitees shall have any right to indemnification by the Seller pursuant to the terms of this Agreement with respect to any Damages relating to any such Nominated Permits not having been assigned or transferred to the Purchaser as of the Closing or not being issued or reissued in the name of the Purchaser.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Seller.

The Seller represents and warrants as follows to the Purchaser:

(a) Organization. The Seller is a corporation validly existing and in good standing under the Canada Business Corporations Act and has full corporate power and authority to enter into, and to perform its obligations under, the Operative Agreements.

(b) Authorization. The Seller has full corporate power and authority to execute and deliver the Operative Agreements and to consummate the transactions contemplated thereby. The execution and delivery of the Operative Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Seller, and no other corporate proceedings on the part of the Seller or its securityholders are necessary to authorize the Operative Agreements and to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it by the Purchaser in accordance with its terms, subject to limitations with respect to enforcement imposed by applicable Laws in connection with bankruptcy or similar proceedings and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought. On Closing, the Operative Agreements (other than this Agreement) will have been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, will each constitute a legal, valid and binding obligation of the Seller, enforceable against it by the Purchaser in accordance with its terms, subject to limitations with respect to enforcement imposed by applicable Laws in connection with bankruptcy or similar proceedings and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought.

(c) No Violation.

(i) Subject to the receipt of the Regulatory Approvals and except as contemplated in Section 3.1(c)(i) of the Disclosure Letter, the execution and delivery by the Seller of the Operative Agreements do not, and the performance by the Seller of the Operative Agreements shall not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination or cancellation of any right (in whole or in part) or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of any of the Purchased Assets pursuant to (A) any applicable Laws, (B) any provision of the articles, by‑laws or other constating documents of the Seller or (C) any Material Contracts or any Multi-Mill Contracts, except, in the case of the immediately preceding clauses (A) and (C), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Seller of the Operative Agreements do not, and the performance by the Seller of the Operative Agreements shall not, result in the creation of any Lien upon any of the Purchased Assets, other than any Permitted Liens.

(ii) Except for the Regulatory Approvals, if applicable, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of the Operative Agreements or the consummation of the transactions contemplated thereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Seller in connection with its execution, delivery or performance of the Operative Agreements or the consummation of the transactions contemplated thereby.

(d) Financial Statements. Complete and accurate copies of the Financial Statements have been made available to the Purchaser prior to the date of this Agreement. The Financial Statements have been prepared in accordance with the Seller’s or its Affiliates’, as applicable, accounting policies and practices applied on a consistent basis during the respective periods and dates set forth therein unless otherwise disclosed therein. The Financial Statements present fairly, in all material respects, the liabilities and sales of the Business (including the allocation of revenues under multi-mill contracts to the Business) the financial position of the Business as at their respective dates and the operating results of the Business for the respective periods covered by them, provided that the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and is allocated certain charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(e) Obligations. There are no Assumed Obligations of a type required to be reflected or reserved for on a balance sheet prepared in accordance with the accounting policies and practices used to prepare the Financial Statements other than Obligations that:

(i) are expressly set forth in the Financial Statements;

(ii) have been incurred since the date of the Financial Statements in the Ordinary Course of the Business and (A) are not material in amount, or (B) are to be taken into account in calculating the amount of the Final Working Capital or the Final Assumed Debt;

(iii) are Obligations under Contracts;

(iv) have been incurred in connection with the transactions contemplated by this Agreement and the other Operative Agreements;

(v) are the Environmental Obligations;

(vi) are the Assumed Employment Obligations (including any obligations and liabilities associated with being a successor employer in respect of the Collective Bargaining Agreements);

(vii) are those Obligations more particularly described in Section 2.12(1)(A) of the Disclosure Letter; or

(viii) are otherwise not material to the Business.

(f) Accounts Receivable. All accounts receivable included in the Purchased Assets represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of the Business. The reserves against the accounts receivable included in the Purchased Assets have been calculated in accordance with the accounting policies and practices used to prepare the Financial Statements. Since December 31, 2022, the Seller has not materially accelerated or delayed the collection or accounts receivable related to the Business or advanced premiums or other monies to customers of the Business in the conduct of the Business other than in the Ordinary Course of Business. Except in the Ordinary Course, the Seller does not have any Contracts with customers pursuant to which the Business will be obligated after Closing to provide services to customers without charge or at a discount, whether as a result of the time period the Business provides services to the customer, as a result of the volume of products or services provided to the customer or otherwise. The Seller has not offered any material rebates to any of the customers of the Business pursuant to Contracts which will apply at any time after the Closing outside of the Ordinary Course. On Closing, no Person will have any Lien (other than Permitted Liens) on any accounts receivable included in the Purchased Assets.

(g) Tax Matters.

(i) The Purchased Assets are not subject to any Liens for Taxes of the Seller, other than Permitted Liens.

(ii) The Seller is a resident of Canada for the purposes of the Tax Act.

(iii) The Seller is registered under Subdivision D of Division V of Part IX of the Excise Tax Act (Canada) and its registration number is 144272010RT0001.

(iv) Except to the extent a breach or inaccuracy of any of the following would not result in the creation of an Assumed Obligation:

(A) the Seller has paid all Taxes related to the Business that are due and payable by it. The Seller has made adequate provision for such Taxes payable in respect of the Business for the current period and previous periods for which Tax Returns are not yet required to be filed;

(B) there are no material Legal Proceedings pending or, to Seller’s knowledge, threatened against the Seller in respect of Taxes relating to the Business, nor are any material matters under discussion with any Governmental Entity relating to Taxes relating to the Business;

(C) the Seller has duly and timely collected and remitted to the applicable Governmental Entity all amounts on account of any Taxes required to be collected and remitted by it in relation to the Business; and

(D) the Seller has withheld from each payment made to the past or present employees, officers or directors of the Business, and to any non-resident of Canada to which a payment has been made in relation to the Business, the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the proper Governmental Entity within the time required under any applicable Laws.

(h) Absence of Certain Changes. From December 31, 2022 through April 30, 2023, the Seller has made or accrued in excess of $3,122,000.00 of capital expenditures. Except as disclosed in Section 3.1(h) of the Disclosure Letter, from December 31, 2022 through the date of this Agreement, the Seller has conducted the Business only in the Ordinary Course, and there has not been any:

(i) Material Adverse Effect;

(ii) material damage, destruction or loss (whether or not covered by insurance) affecting any material Purchased Asset;

(iii) labour trouble, strikes, work slow-downs or stoppages by Employees materially and adversely affecting the Business or the Purchased Assets;

(iv) licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Lien on or over any assets of the Business that would otherwise be Purchased Assets, other than (A) sales of inventory to customers in the Ordinary Course of the Business; (B) disposition of surplus, obsolete, damaged or destroyed assets in the Ordinary Course; (C) returns of leased assets at the expiration of the term of the lease for such assets or when such leased assets are no longer used or usable; (D) sales or other dispositions of assets not in excess of $500,000 in the aggregate; or (E) Permitted Liens;

(v) compromise or settlement of any Legal Proceeding in relation to the Business or the Purchased Assets other than in the Ordinary Course of the Business and for amounts not exceeding $250,000 in each instance or $500,000 in the aggregate;

(vi) write-down of the value of inventory or write off as uncollectible of accounts or notes receivable, in each case relating to the Business, in amounts exceeding $250,000 in each instance or $500,000 in the aggregate;

(vii) (A) except in the Ordinary Course, as required by the terms of a Collective Bargaining Agreement or applicable Law or as would not reasonably be expected to result in a material increase to the Assumed Obligations (I) grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases for Employees; (II) change to the terms of Contract, whether written or unwritten, of employment for any Employee not covered by a Collective Bargaining Agreement; (III) entry into, adoption or amendment of the funding, payment or accrual practices of any Benefit Plan; (IV) any increase in the fringe benefits of any Employee; or (V) the payment of any benefit not required by any existing Benefit Plan or other such arrangement; and (B) entry into or amendment of any severance, “golden parachute” or similar Contract with any Employee;

(viii) failure to make any expenditures in the Ordinary Course of the Business (A) for major maintenance, or (B) in connection with the Annual Outage (to the extent that such failure would reasonably be expected to adversely impact the timing of the Annual Outage);

(ix) entry into forward purchase commitments included in the Purchased Assets in excess of Seller’s reasonable estimate of the requirements of the Business for normal operating inventories;

(x) entry into forward sales commitments included in the Purchased Assets other than in the Ordinary Course of the Business;

(xi) any material failure to satisfy any accepted material customer order; or

(xii) outside of the Ordinary Course, material change in the credit terms offered to customers of, or by suppliers to, the Business.

(i) Litigation; Orders. Except as disclosed in Section 3.1(i) of the Disclosure Letter, there is no material claim, action, suit, arbitration, litigation, dispute, mediation, to the knowledge of the Seller, investigation, proceeding or hearing, whether civil, criminal or administrative, at law or in equity, before or by any Governmental Entity or arbitrator (“Legal Proceeding”) pending or, to the knowledge of the Seller, threatened against the Seller or any of its Affiliates with respect to the Business or the Purchased Assets or that would materially affect the ability of the Seller to enter into, or perform its obligations under, the Operative Agreements. The Seller is not subject to any Order rendered against the Seller or any of its Affiliates that materially and negatively affects the Business or any of the Purchased Assets. Complete and accurate copies of all public pleadings, correspondence and other documents relating to the Legal Proceedings described in Section 3.1(i) of the Disclosure Letter are included in the Books and Records. Except as has been fully resolved or settled prior to the date of this Agreement, in the past five (5) years, no material product liability claims have been received in writing by the Seller in connection with the Business, and to the knowledge of the Seller, no such material product liability claims have been threatened against the Seller in writing in the past five (5) years in connection with the Business.

(j) Permits. The Seller holds all material Permits that are required for the operation of the Business as currently conducted and all such material Permits are valid and subsisting in good standing and in full force and effect, and the Seller is not in material breach or default of any material Permit, nor are there any Legal Proceedings in relation to any alleged material violation of any material Permit which would reasonably be expected to result in revocation, suspension, adverse modification of the material Permits or result in any other material penalty thereunder. The Seller has made available to the Purchaser a complete and accurate copy of each material Permit listed in Section 3.1(j) of the Disclosure Letter.

(k) Compliance with Laws; Financial Assurances. In the conduct of the Business, the Seller and its Affiliates are in compliance in all material respects with all applicable Laws applicable to the conduct of the Business and the ownership or use of any of the Purchased Assets. Except (A) as has been fully resolved or settled prior to the date of this Agreement or (B) as disclosed in Part A of Section 3.1(k) of the Disclosure Letter, neither the Seller nor any of its Affiliate has, since December 31, 2022, received any written notice from a

Governmental Entity alleging that the Business is not in compliance in any material respect with any applicable Laws. Part B of Section 3.1(k) of the Disclosure Letter lists all financial assurance or other form of security or financial guarantee held by any Governmental Entity or any First Nations in relation to the Business or any of the Purchased Assets.

(l) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as disclosed in Section 3.1(l) of the Disclosure Letter,

(i) the Business is in compliance with all Environmental Laws and all Permits issued for the Business pursuant to Environmental Laws;

(ii) no written notice, Order, claim, complaint, action or penalty or notice of other Legal Proceeding relating to Environmental Laws has been received by the Seller in the two years immediately prior to the date of this Agreement (or earlier if such Legal Proceeding remains outstanding), with respect to any alleged violation by or alleged liability under any Environmental Laws in connection with the Business or the Owned Real Property; and

(iii) there are no pending Legal Proceedings against the Seller alleging any non-compliance under any Environmental Laws in connection with the Business or the Owned Real Property.

(m) First Nations. Except as would not reasonably be expected to have a Material Adverse Effect, the Seller has not received written notice that the Business or the Purchased Assets are subject to any First Nations Claims, and, to the knowledge of the Seller, there are no First Nations’ Claims threatened against Seller with respect to the Business or the Purchased Assets.

(n) Employee Benefits.

(i) Section 3.1(n)(i) of the Disclosure Letter contains a true and complete list of each material Seller’s Benefit Plan as of the date of this Agreement. The Seller has made available to the Purchaser complete and accurate copies of (A) each material Seller’s Benefit Plan (or, with respect to any unwritten material Seller’s Benefit Plan, a written description thereof) and (B) the most recent summary plan description, if any, required under applicable Laws with respect to such Seller’s Benefit Plan.

(ii) Each Seller’s Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and applicable Laws. All contributions or premiums required to be paid under the Seller Benefit Plans have been paid to the date hereof in a timely fashion in accordance with applicable Laws and the terms of the Seller Benefit Plans.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no actions, suits, audits or investigations by any Governmental Entity or claims by Employees (except routine claims for benefits payable under the Seller’s Benefit Plans) pending or, to the knowledge of the Seller, threatened in respect of any Seller’s Benefit Plan.

(iv) There are no obligations in respect of a multi‑employer pension plan or a multi‑employer benefit plan.

(v) No Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Seller beyond their retirement or other termination of service, other than as contemplated in the Collective Bargaining Agreements.

(vi) Except as required by the terms of a Collective Bargaining Agreement or applicable Law, since December 31, 2022, no improvements to the Seller Benefit Plans have been promised and no improvements will be made or promised prior to Closing.

(vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event, other than termination of employment) (A) entitle any Employee to any payment or benefit, or result in the funding of any such payment or benefit, under any Seller’s Benefit Plan or (B) except as disclosed in Section 3.1(n)(vii) of the Disclosure Letter, result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits payable to any Employees under any Seller’s Benefit Plan.

(o) Labour and Employee Matters.

(i) Section 3.1(o) of the Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each collective bargaining agreement, labour organization, works council and employee association relating to the Business (each, a “Collective Bargaining Agreement”). Complete and accurate copies of the material Collective Bargaining Agreements, together with any letters of understandings and any material arbitration awards or material settlement agreements with such entities, have been made available to the Purchaser.

(ii) With respect to the Business: (A) there are no applications for certification or, to the knowledge of the Seller, threatened or apparent union‑organizing campaigns for employees not covered under a Collective Bargaining Agreement or attempts to displace or decertify the representation rights of any union representing Employees; (B) there are no current or, to the knowledge of the Seller, threatened strikes, slowdowns, stoppages, walkouts, lockouts or other labour‑related disputes; (C) there are no complaints of unfair labour practice, charges, grievances, arbitration proceedings or appeals of such matters (other than routine individual grievances) that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (D) there are no successor or related employer applications.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the conduct of the Business in the Ordinary Course, the Seller is in compliance with all applicable Laws and any Orders thereunder rendered against the Seller or any of its Affiliates with respect to employment, employment practices, terms and conditions of employment, wages and hours, vacation, overtime, labour relations, collective bargaining, unfair labour practices, human rights, privacy, occupational health and safety, workers’ compensation, immigration and pay equity as well as the proper classification of employees, managers and dependent or independent contractors within the meaning of such Laws.

(p) Employees.

(i) As of the date of this Agreement, the Seller does not have any written employment Contracts relating to the Business with any Person except as disclosed in Section 3.1(p)(ii) of the Disclosure Letter.

(ii) Section 3.1(p)(ii) of the Disclosure Letter sets out (redacted to comply with privacy Laws, as needed), as of the date indicated therein:

(A) their position or title;

(B) their status (such as full-time, part-time, temporary, casual, seasonal, co‑op student, etc.);

(C) their total annual remuneration, including a breakdown of salary and bonus, profit sharing plan, short-term incentive plan or other incentive or other variable compensation, if any;

(D) whether the employee is subject to any Collective Bargaining Agreement, and stipulating the relevant agreement;

(E) their total length of employment, including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied) benefit entitlement or pension entitlement; and

(F) whether any Employees are on any approved or statutory leave of absence and, if so, the reason for such absence and the expected date of return.

(q) Intellectual Property.

(i) The Seller is the beneficial owner of and has good title to all Owned Intellectual Property Rights and the Seller has sufficient rights to use all Licensed Intellectual Property Rights in the conduct of the Business in the Ordinary Course of the Business. To the knowledge of the Seller, there is no infringement or misappropriation by others of the Owned Intellectual Property Rights in a manner that would reasonably be expected to be material to the Business. The Seller’s use of the Business Intellectual Property Rights in the conduct of the Business in the Ordinary Course does not infringe on or misappropriate any Intellectual Property Rights of any other Person in a manner that would reasonably be expected to be material to the Business. The consummation of the transactions contemplated hereby shall not impair any rights of the Seller to or under any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(ii) No claims with respect to the Business Intellectual Property Rights are pending against the Seller or, to the knowledge of the Seller, threatened in writing by any Person, which: (A) assert that the manufacture, performance, sale or use of any product, process or service by the Seller in the course of its conduct of the Business in the Ordinary Course has infringed on or misappropriated, or infringes on or misappropriates, any Intellectual Property Rights of any Person; or (B) in respect of the Owned Intellectual Property Rights only, challenged or challenges the ownership, validity, enforceability or effectiveness of any Owned Intellectual Property Rights.

(r) Material Contracts.

(i) Section 3.1(r) of the Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date of this Agreement. The Seller has delivered to the Purchaser complete and accurate copies of each Material Contract, including all amendments thereto, all of which are in writing. For purposes of this Agreement, “Material Contract” means each Contract (other than Permits and Multi-Mill Contracts and excluding purchase orders, statements of work or similar ancillary documents entered into in the Ordinary Course of the Business) entered into exclusively with respect to the Business or any of the Purchased Assets and to which the Seller is a party or by which the Business or any of the Purchased Assets is bound that is included in the Purchased Assets and that:

(A) involves or would reasonably be expected to involve aggregate payments by or to the Seller in excess of $5,000,000 on an annual basis over the remaining term of the Contract except for sales orders and purchase orders for products and raw materials under existing master purchase agreements to operate the Business entered into in the Ordinary Course;

(B) provides for or otherwise relates to joint venture, partnership, strategic alliance or similar arrangements;

(C) constitutes or provides for indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Seller in relation to any of the Purchased Assets or the Business or commitments for the borrowing by the Seller in relation to any of the Purchased Assets or the Business;

(D) provides for reserve production capacity or a call or option in production;

(E) provides for the guarantee of obligations of any Person other than the Seller (other than ordinary course endorsements for collection);

(F) is a Contract with respect to Business Intellectual Property Rights (other than the license of commercially available software) that is material to the Business;

(G) requires the Seller to make any advance, extension of credit or capital contribution to, or other investment in, any Person in relation to the Business or any of the Purchased Assets, other than Contracts providing for short‑term extensions of credit to customers in the Ordinary Course;

(H) has been entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated and relating to the purchase or acquisition of a business or operating assets to be used in the conduct of the Business by the Seller for an aggregate consideration of more than $1,000,000;

(I) has been entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated and relating to the sale, transfer or other disposition of a business or operating assets or real, or personal property used in the conduct of the Business (other than inventory) by the Seller for an aggregate consideration of more than $1,000,000;

(J) is a Contract that if terminated or if ceased to be in effect, would reasonably be expected to have a Material Adverse Effect;

(K) is a Contract pursuant to which the Seller is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, in each case, that is material to the Business;

(L) is a Contract for capital expenditures exclusively related to the Business involving or that would reasonably be expected to involve aggregate payments by or to the Seller in excess of $500,000 over the remaining term of the Contract;

(M) requires any sponsorship commitment or commitment to make charitable contributions in excess of $250,000 per calendar year;

(N) is a Contract that would limit the freedom of the Purchaser following the Closing to engage in the Business in the Ordinary Course, to compete with any Person or to engage in the Business in the Ordinary Course in any geographic area, other than Contracts containing any confidentiality or non-disclosure covenant or obligation entered into in the Ordinary Course of the Business;

(O) includes the grant of a leasehold interest in Owned Real Property or Leased Real Property, whether by or to the Seller, that is material to the Business;

(P) with any Governmental Entity or First Nations that is material to the Business;

(Q) is a Capital Lease; or

(R) is a material Contract entered into by the Seller in relation to the Business other than in the Ordinary Course.

(ii) Each Material Contract is valid and binding on the Seller and, to the knowledge of the Seller, each other party thereto, and is in full force and effect. The Seller is not in material breach or material default under any Material Contract, nor does the Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of the Seller, there is no material breach or material default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto. The Seller has not received any written or, to the knowledge of the Seller, other notice that any party to a Material Contract intends to cancel, terminate or otherwise modify such Contract or otherwise terminate its relationship with the Seller, and, to the knowledge of the Seller, no such action has been threatened. As of the date of this Agreement, the Seller has not agreed to terminate any Material Contract, in whole or in part. As of the date of this Agreement, the Seller has not waived any material right under any Material Contract except for waivers that are no longer in effect. There are no Contracts that are material to the operation of the Business in the Ordinary Course or to the Purchased Assets that are not in writing.

(iii) The Seller has delivered to the Purchaser or its legal counsel complete and accurate copies of all material correspondence referenced in Section 3.1(r)(iii) of the Disclosure Letter.

(s) Multi-Mill Contracts. The Seller has delivered to the Purchaser a redacted copy of each Multi-Mill Contract, including all amendments thereto. Except with respect to the Multi-Mill Contract set forth in Section 3.1(s) of the Disclosure Letter, none of the redacted provisions of the Multi-Mill Contracts is material to the Business. Each Multi-Mill Contract is valid and binding on the Seller and, to the knowledge of the Seller, each other party thereto, and is in full force and effect. The Seller is not in material breach or material default under any Multi-Mill Contract, nor does the Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of the Seller, there is no material breach or material default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto. The Seller has not received any written or, to the knowledge of the Seller, other notice that any party to a Multi-Mill Contract intends to cancel, terminate or otherwise modify such Multi-Mill Contract or otherwise terminate its relationship with the Seller to the extent relating exclusively to the Business, and, to the knowledge of the Seller, no such action has been threatened. As of the date of this Agreement, the Seller has not agreed to terminate any Multi-Mill Contract. As of the date of this Agreement, the Seller has not waived any material right under any Multi-Mill Contract except for waivers that are no longer in effect.

(t) Properties and Assets.

(i) On Closing (A) taking into account and giving effect to all of the Operative Agreements (including the rights, benefits and services made available in the Operative Agreements (including the covenants set forth in Section 2.14 of this Agreement)); (B) assuming receipt of all required permits, authorizations, registrations, consents or approvals; (C) other than with respect to the Excluded Intellectual Property Rights and the rights, benefits and services made available to the Seller pursuant to Contracts of the Seller not exclusively related to the Business, and (D) except as set forth in Section 3.1(t)(i) of the Disclosure Letter, the Purchased Assets will be sufficient to enable the Business to be conducted immediately following the Closing in the Ordinary Course.

(ii) Except as set forth on Section 3.1(t)(ii) of the Disclosure Letter, all material tangible assets included in the Purchased Assets are, in all material respects, in a condition and state of repairs adequate for their current uses by the Business and for the conduct of the Business immediately following the Closing in the Ordinary Course, in each case, ordinary wear and tear excepted and subject to ordinary, routine maintenance and other regularly scheduled repairs.

(iii) Except as disclosed in Section 3.1(t)(iii) of the Disclosure Letter, during the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than five days and excluding interruptions that result from scheduled maintenance in the Ordinary Course of the Business) due to inadequate maintenance of any of the tangible assets included in the Purchased Assets.

(iv) As of the date of this Agreement, the Seller (or one of its Affiliates) is the sole owner of, or has a valid legal right to use, as the case may be, all of the Purchased Assets (other than the Owned Real Property), free and clear of all Liens, other than Permitted Liens. As of the Closing Date, the Seller will be the sole owner of, or have a valid legal right to use, as the case may be, all of the Purchased Assets (which includes, for greater certainty, any of the Purchased Assets that are owned or held by any Affiliate of the Seller as of the date of this Agreement). No Person other than the Purchaser has a Contract, written or oral, or option or any right or privilege capable of becoming a Contract for the purchase or acquisition from the

Seller of any of the Purchased Assets, other than for the sale of inventory by the Seller in the Ordinary Course of the Business.

(v) Except as would not be material to the Business and except as disclosed in Section 3.1(t)(v) of the Disclosure Letter, the Seller is the sole registered and beneficial owner of, has the exclusive right to possess, use and occupy, and has good and marketable title in fee simple to, each real property set forth in Section 3.1(t)(v) of the Disclosure Letter together with all buildings, structures, improvements and appurtenances situated thereon or forming a part thereof that constitute Purchased Assets (such owned properties, together with all buildings, structures, improvements and appurtenances situated thereon or forming a part thereof that constitute Purchased Assets, collectively, the “Owned Real Property”), free and clear of all Liens, other than Permitted Liens. Section 3.1(t)(v) of the Disclosure Letter sets forth the municipal addresses (if applicable) and complete legal description of the Owned Real Property.

(vi) The leasehold interests in each lease, sublease and other agreement under which the Seller uses or occupies or has the right to use or occupy real property that is material to the Business are set forth in Section 3.1(t)(vi) of the Disclosure Letter (such properties subject to a lease, sublease or other agreement, together with all leasehold improvements relating thereto collectively, the “Leased Real Property”, and such leases, subleases and other agreements collectively, the “Real Property Leases”). The Seller has provided to the Purchaser complete and accurate copies of the Real Property Leases. The Seller is not party, as lessee, to any lease or agreement to lease in respect of any real property used or to be used in the Business that is material to the Business, other than the Real Property Leases. Except as set forth in Section 3.1(t)(vi) of the Disclosure Letter, the Seller is the sole tenant or registered and beneficial owner of, has the exclusive right to possess, use and occupy and has good and marketable title to the leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Real Property Leases are valid and binding on the Seller and, to the knowledge of the Seller, each other party thereto, and are in full force and effect. The Seller is not in material breach or material default under any Real Property Lease, nor does the Seller have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of the Seller, there is no material breach or material default under, nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a breach or default by any other party thereto.

(vii) Except as disclosed in Section 3.1(t)(vii) of the Disclosure Letter:

(A) no part of the Owned Real Property or the Leased Real Property has been taken or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced;

(B) to the knowledge of the Seller, no portion of the Owned Real Property or the Leased Real Property encroaches on any property owned by others and no property owned by others encroaches upon the Owned Real Property or the Leased Real Property or any portion thereof;

(C) the uses of the Owned Real Property and the Leased Real Property in the conduct of the Business in the Ordinary Course complies in all material respects with all Liens applicable thereto;

(D) no material alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Owned Real Property or the Leased Real Property by any Governmental Entity or utility company, which material alteration, repair, improvement or other work has not been completed, remedied or satisfied, and the Seller has not received any written notification of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

(E) all accounts for work and services performed and materials placed or furnished upon or in respect of the Owned Real Property and the Leased Real Property at the request or responsibility of the Seller have been or will be fully paid and satisfied in the Ordinary Course, and no Person is entitled to claim a lien under the Construction Act (Ontario), other than with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate Legal Proceedings and, in each case, which are not registered on title and for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof; and

(F) the Owned Real Property and each Leased Real Property is serviced by all public utilities necessary for the occupation of such properties for their current uses in the Ordinary Course.

(viii) Except as set forth in Section 3.1(t)(viii) of the Disclosure Letter, there are no leases, subleases, licenses, rights or other agreements affecting the Owned Real Property or, to the knowledge of the Seller, the Leased Real Property. Except as set forth in Section 3.1(t)(viii) of the Disclosure Letter, the Seller is currently not subleasing, licensing or otherwise granting any Person the right to use or occupy any portion of the Owned Real Property or the Leased Real Property, nor is the Seller party to any other lease, sublease or other agreement relating exclusively to the Business under which the Seller uses or occupies or has the right to use or occupy real property. All leases, sublicenses and licences described in Section 3.1(t)(viii) of the Disclosure Letter are valid and binding on the Seller and, to the knowledge of the Seller, each other party thereto, and are in full force and effect. Neither the Seller nor, to the knowledge of the Seller, any other party thereto, is in material breach of any such leases, sublicenses and licences, nor does the Seller have knowledge of any condition that with the passage of time or the giving of notice of both would result in such a breach or default. There are no outstanding options or rights of first offer or refusal in favour of any Person to purchase any Owned Real Property or any portion thereof or an interest therein.

(u) Inventories. The Inventories do not include any material items that are below standard quality or of a quality not useable or saleable in the Ordinary Course of the Business except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as disclosed in Section 3.1(u) of the Disclosure Letter, the Inventories will be at levels required for the continued operation of the Business in the Ordinary Course immediately following the Closing.

(v) Material Partners.

(i) Section 3.1(v)(i) of the Disclosure Letter sets forth a true and complete list of the ten (10) largest customers and the ten (10) largest suppliers of the Business, in each case measured by the aggregate amount purchased during the twelve (12) month period ended December 31, 2022 (each such customer and supplier, a

“Material Partner”). Except as set forth in Section 3.1(v)(i) of the Disclosure Letter, in the past twelve (12) months, the Seller has not received any written indication from any Material Partner to the effect that any such Material Partner will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, or otherwise cancel or terminate its business relationship with the Business. There are no, and in the past three (3) years there have been no, pending disputes or disputes threatened in writing between the Seller and any of its Material Partners in connection with the Business, that would reasonably be expected to materially and adversely affect the relationship between the Business and any Material Partner.

(ii) Section 3.1(v)(ii) of the Disclosure Letter sets forth a true and complete list of all of the customers of the Business (including, where applicable, those customers of the Business that are also customers of any other mill or business that is owned or operated by the Seller or any of its Affiliates) during the twelve (12) month period immediately preceding the date of this Agreement, together with the following information in respect of each such customer (to the extent relating to the customer’s orders from the Business): (A) on an annual basis, (i) volumes of pulp and paper purchased from the Mill, (ii) pricing, and (iii) FSC, SFI and PEFC credits and certifications for the five (5) years preceding the date of this Agreement, and (B) on a monthly basis, (i) volumes of pulp and paper purchased from the Mill, (ii) pricing, and (iii) FSC, SFI or PEFC credits and certifications for the twelve (12) month period immediately preceding the date of this Agreement.

(iii) Except as would not reasonably be expected to be material to the Business, taking into account and giving effect to all of the Operative Agreements and other than with respect to (A) the Excluded Intellectual Property Rights, (B) the rights, benefits and services made available to the Seller pursuant to Contracts of the Seller not exclusively related to the Business, and (C) the “Excluded Services” (as defined in the Transition Services Agreement), the Business does not (I) purchase or otherwise receive any services, materials, products or raw materials on terms (including pricing and timing) that will no longer be available to the Business as a result of the consummation of the transactions contemplated hereby, or (II) sell, license, lease or otherwise transfer any services, materials or products to any Person pursuant to any arrangement that will no longer be available to the Business as a result of the transactions contemplated hereby.

(w) Anti-Corruption and Sanctions. In the past five years, (i) the Seller has been in compliance in all material respects and is in compliance in all material respects with all applicable anti‑corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the Corruption of Foreign Public Officials Act (Canada) in its conduct of the Business; and (ii) neither the Seller nor, to the knowledge of the Seller, any director, officer, employee or agent of the Seller has, directly or indirectly, in connection with the Business (A) used any funds of the Seller for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (B) made any unlawful payment of anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Seller to influence official action or secure an improper advantage, or otherwise, or (C) made any payment or offered anything of value to any customer or supplier of the Business or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made or received any other unlawful contribution, payment, gift or expenditure or given any other unlawful consideration to any such customer or supplier or to any such officer, director, partner, employee or agent, in respect of the Business.

(x) Export Control Matters. Except as would not be material to the Business, neither the Seller nor, to the knowledge of the Seller, any director, officer, employee or agent of the

Seller has, in connection with the conduct of the Business, violated any applicable export restrictions or applicable embargo regulations (including any applicable trade, economic or financial sanctions law or regulations). At all times during the last five (5) years, the Seller, in connection with the Business, (i) has been and is in compliance in all material respects with all applicable Export Control Laws, and (ii) has obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and has made any filings with, any applicable Governmental Entity for the import, export, re-export, deemed export, deemed re-export, or transfer required under the Export Control Laws to, in each case, maintain compliance in all material respects with applicable Export Control Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Seller, threatened Legal Proceedings against the Seller in connection with the Business related to any applicable Export Control Laws or any Export Approvals.

(y) Privacy and Anti-Spam Matters. Except as disclosed in Section 3.1(y) of the Disclosure Letter:

(i) in the last three (3) years, the Seller has complied in all material respects in the conduct of the Business with, and is complying in all material respects in the conduct of the Business with, applicable Privacy Laws;

(ii) the Seller has a documented privacy policy and procedure applicable to the Business governing the collection, use, retention and disclosure of all Personal Information and the processing of requests made by individuals in relation to their Personal Information, has measures in place that are consistent with current industry standards and practices to ensure compliance in all material respects with that policy and procedure, and the Seller has in the last three (3) years complied in all material respects and is complying in all material respects with that policy and procedure;

(iii) the Seller has obtained all consents to collect, use, retain and disclose Personal Information in connection with the conduct of the Business that are required to comply in all material respects with Privacy Laws;

(iv) the Seller has no knowledge of any actual or suspected unauthorized access, collection, use, disclosure, loss or retention of Personal Information or of any actual or suspected failure to comply in all material respects with any applicable Privacy Laws by the Seller, in each case, in connection with the Business;

(v) there are no Legal Proceedings, pending or, to the knowledge of the Seller, threatened with respect to the collection, use, disclosure, loss or retention of Personal Information by the Business or otherwise with respect to the Seller’s compliance with applicable Privacy Laws in connection with the Business;

(vi) no Order has been made or, to the knowledge of the Seller, is pending, and no written notice has been given by any Governmental Entity to the Seller pursuant to any Privacy Laws, requiring the Seller to take (or to refrain from taking) any action with respect to Personal Information in connection with the Business, and the Seller has no knowledge of any complaints made in the last three (3) years regarding any collection, use, retention or disclosure of Personal Information by the Seller in connection with the Business;

(vii) in the last three (3) years, the Seller has complied in all material respects with and is in compliance with in all material respects CASL in connection with the Business;

(viii) the Seller is not subject to any actual or, to the knowledge of the Seller, threatened Legal Proceeding or complaint under CASL in connection with the Business; and

(ix) assuming compliance by the Purchaser with the terms and conditions of the Confidentiality Agreement and this Agreement (i) the collection, use, retention and disclosure of all Personal Information and the processing of requests made by individuals in relation to their Personal Information, in each case, in connection with the transactions contemplated by this Agreement; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, comply in each case in all material respects with the Seller’s privacy policy and procedures and with all Privacy Laws and CASL.

(z) No Finder’s Fee. The Seller has not taken, and agrees that the Seller shall not take, any action that would cause the Purchaser to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment in relation to the engagement of BMO Nesbitt Burns Inc. by the Seller.

(aa) Insurance. Attached as Section 3.1(aa) of the Disclosure Letter is a policy information form with respect to the property damage insurance covering real and personal property at the Mill as of the date hereof (the “Insurance Policy”). The Insurance Policy is in full force and effect and the Seller is not in default with respect to any of the provisions contained in the Insurance Policy. No written notice of cancellation or non-renewal with respect to the Insurance Policy, nor disallowance of any claim under, the Insurance Policy has been received by the Seller.

Section 3.2 Disclaimer of Other Representations and Warranties.

(a) The representations and warranties set forth in this Article 3 are the only representations and warranties made by the Seller with respect to the Purchased Assets, the Seller, the Business or any other matter relating to the transactions contemplated by this Agreement or the other Operative Agreements (except in the case of the other Operative Agreements, for such representations or warranties made by the Seller that are expressly set forth in such other Operative Agreements with respect to the subject matter thereof). Except as specifically set forth in this Article 3, the Purchaser acknowledges that (a) the Seller makes no other representation or warranty concerning (i) the Purchased Assets, the Assumed Obligations, the Seller, the Business or any other matter relating to the transactions contemplated by this Agreement and the other Operative Agreements (except in the case of the other Operative Agreements, for such representations or warranties made by the Seller that are expressly set forth in such other Operative Agreements with respect to the subject matter thereof) or (ii) the probable success or profitability of the Business after the Closing, and (b) other than the indemnification obligations set forth in Article 9, none of the Seller, its Affiliates and their respective officers, directors, employees, agents, representatives and shareholders shall have, or shall be subject to, any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser or its Affiliates or any of their representatives of, or the Purchaser’s use of, any information relating to the Seller or the Business. In connection with the transactions contemplated in the Operative Agreements, the Purchaser has been represented by, and consulted with, legal counsel of its choice and the Purchaser and such counsel have read the Operative Agreements and have been given time to consider the Operative Agreements, understand the Operative Agreements, and, after such consideration and with such understanding, the Purchaser has or will knowingly, freely and without coercion entered into the Operative Agreements, in particular, this Section 3.2 and Section 9.8.

(b) Moreover, Purchaser acknowledges that except to the extent expressly set forth in this Agreement or any other Operative Agreement, except as concerns references to complete and accurate copies of documents having been made available in this Agreement, the Seller is not making, directly or indirectly, any representations or warranties as to the accuracy or completeness of any information (including any historical data, estimates, projections, forecasts, operating plans or budgets concerning financial or other information) relating to the Business or any pro-forma financial information, financial projections, or other forward-looking statements provided or made available to Purchaser or its representatives (including any information included in the Data Room, in the Confidential Information Memorandum, in the Specified Reports and in presentations by the Seller’s management).

Article 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as follows to the Seller:

(a) Organization. Each of the Purchaser and the Guarantor is a Person duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, continuation or organization and has full power and authority to enter into and to perform its obligations under the Operative Agreements.

(b) Authorization. Each of the Purchaser and the Guarantor has full corporate power and authority to execute and deliver the Operative Agreements to which the Purchaser or the Guarantor is or will be a party on Closing and to consummate the transactions contemplated thereby. The execution and delivery of the Operative Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Purchaser and the Guarantor, as applicable, and no other corporate proceedings on the part of the Purchaser or the Guarantor or their respective securityholders are necessary to authorize the Operative Agreements and to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by each of the Purchaser and the Guarantor and, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of each of the Purchaser and the Guarantor, enforceable against each of the Purchaser and the Guarantor by the Seller in accordance with its terms, subject to limitations with respect to enforcement imposed by applicable Laws in connection with bankruptcy or similar proceedings and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought. On Closing, the Operative Agreements (other than this Agreement) will have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, will each constitute a legal, valid and binding obligation of the Purchaser, enforceable against it by the Seller in accordance with its terms, subject to limitations with respect to enforcement imposed by applicable Laws in connection with bankruptcy or similar proceedings and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought.

(c) No Violation.

(i) Subject to the receipt of the Regulatory Approvals, the execution and delivery by each of the Purchaser and the Guarantor of the Operative Agreements to which the Purchaser or the Guarantor is or will be a party on Closing do not, and the performance by each of the Purchaser and the Guarantor of this Agreement shall not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination or cancellation of any right (in whole or in part) or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or the loss of any properties or assets of the Purchaser or the Guarantor pursuant to (A) any applicable Laws, (B) any provision of the articles, by‑laws or other constating documents of the Purchaser or the Guarantor or (C) any material Contract to which the Purchaser or the Guarantor is a party, except, in the case of the immediately preceding clauses (A) and (C), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser or the Guarantor.

(ii) Except for the Regulatory Approvals and for a post-Closing notice pursuant to Part III of the Investment Canada Act, neither of the Purchaser or the Guarantor is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of the Operative Agreements or the consummation of the transactions contemplated thereby and no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Purchaser or the Guarantor in connection with its execution, delivery or performance of the Operative Agreements to which the Purchaser or the Guarantor is or will be a party or the consummation of the transactions contemplated thereby.

(iii) The Purchaser does not meet the requisite size of person threshold for purposes of the HSR Act threshold.

(d) Financing. Each of the Purchaser and the Guarantor has available to it as of the date of this Agreement, and shall have available to it at the Closing, funds sufficient to enable the Purchaser and the Guarantor to perform its obligations hereunder, including delivering the Purchase Price, as and when contemplated by this Agreement and to pay or otherwise perform the respective obligations of the Purchaser under this Agreement and the other agreements or commitments contemplated by this Agreement.

(e) Tax Matters.

(i) The Purchaser is resident in Canada for the purposes of the Tax Act.

(ii) The Purchaser is registered under Subdivision D of Division V of Part IX of the Excise Tax Act (Canada) and its registration number is 717363741 RT0001.

(iii) The Purchaser is purchasing the Purchased Assets solely for and on its behalf and not as trustee, agent or otherwise on behalf of or for any other Person.

(f) Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser or the Guarantor or any of their respective officers or directors (in such capacity) or affecting its business or assets that, if adversely determined, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Purchaser or the Guarantor, as applicable. None of the Purchaser, the Guarantor nor any of their respective businesses or assets is subject to any Order that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Purchaser or the Guarantor, as applicable.

(g) No Finder’s Fee. Neither the Purchaser nor the Guarantor has taken, and agrees that the Purchaser and the Guarantor shall not take, any action that would cause the Seller to become liable to any claim or demand for a brokerage commission, finder’s fee or other similar payment.

(h) Investment Intent. The Purchased Assets are being acquired by the Purchaser for its own account. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Assets and participation in the transactions contemplated by this Agreement, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Assets.

(i) Investment Canada Act. The Purchaser is a trade agreement investor within the meaning of the Investment Canada Act.

Article 5
COVENANTS

Section 5.1 Conduct of Business Prior to Closing.

(1) During the Interim Period, and except (a) as set forth in Section 5.1 of the Disclosure Letter, (b) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned, (c) as required in connection with any of the Regulatory Approvals, (d) as necessary to comply with the Consent Agreement, or (e) as required by Law or as otherwise expressly set forth in this Agreement, the Seller shall conduct the Business in the Ordinary Course. Without limiting the generality of, and subject to, the foregoing, during the Interim Period, the Seller shall:

(a) use all commercially reasonable efforts to preserve intact the Business and Purchased Assets including the goodwill of suppliers, customers, Employees and others having business relations with the Seller in relation to the Business. Without limiting the generality of the foregoing, the Seller shall not, and the Seller shall not permit any of its Subsidiaries to, directly or indirectly (i) induce or attempt to induce any customer of the Business to modify such customer’s practice of purchasing newsprint or pulp that is produced at the Mill, and (ii) reallocate any customer order initially allocated to the Mill to any other business or mill owned or operated by the Seller or any of its Affiliates to the detriment of the Mill, provided however, that nothing shall prevent the Seller or any of its Affiliates from satisfying any newsprint or pulp orders from any other business or mill owned or operated by the Seller or any of its Affiliates if it can be reasonably demonstrated that such order did not result from any breach by the Seller of clause (i) or clause (ii) of this Section 5.1(1)(a) (including if it can be reasonably demonstrated that a request or order originated from a customer rather than the Seller or any of its Affiliates);

(b) use commercially reasonable efforts to maintain in full force and effect Seller’s rights in the Business Intellectual Property Rights;

(c) maintain in full force and effect the Insurance Policy;

(d) comply with Laws in all material respects in connection with the operation of the Business and the Purchased Assets, and promptly notify the Purchaser of, and provide the Purchaser with complete and accurate copies of any written materials relating to:

(i) any Orders rendered against the Seller or one of its Affiliates and affecting the Purchased Assets or the Business; and

(ii) any actual or alleged failure by the Seller or one of its Affiliates to comply in all material respects with applicable Laws applicable to the conduct of the Business and the ownership or use of any of the Purchased Assets

(e) pay and discharge the liabilities of the Seller relating to the Business in the Ordinary Course, except those contested in good faith by the Seller;

(f) (i) not amend or modify in any material respect, or grant any waiver of any material right under, any Material Contract, (ii) not amend or modify in any material respect, or grant any waiver of any material right under, any Contract listed in Part B of Section 2.1(1)(i) of the Disclosure Letter which would reasonably be expected to have a materially disproportionate effect on the Business relative to other businesses conducted by the Seller or its Affiliates, (iii) terminate (in whole or in part) any Material Contract (provided for greater certainty that the termination of a Material Contract by the expiration of its term or by a party other than the Seller or one of its Affiliates shall not be a breach of this clause (iii)); (iv) terminate (in whole or in part) any Contract listed in Part B of Section 2.1(1)(i) of the Disclosure Letter where such termination would have a materially disproportionate effect on the Business relative to other businesses conducted by the Seller or its Affiliates (provided for greater certainty that the termination of a Multi-Mill Contract by the expiration of its term or by a party other than the Seller or one of its Affiliates shall not be a breach of this clause (iv)); (v) not enter into any Contract, whether written or oral, that would fall within the scope of the definition of Material Contract hereunder without the prior written consent of the Purchaser (which consent shall not be not unreasonably withheld, delayed or conditioned and if Purchaser does not respond to Seller within two (2) Business Days following request hereunder, such consent shall be deemed to have been given by Purchaser), and (iv) not take the actions specified in Section 5.1(1)(f)(iv) of the Disclosure Letter.

(g) not delay or postpone, in a way which would be outside of the Ordinary Course, any maintenance or capital expenditures required to maintain the material tangible assets included in the Purchased Assets in a condition and state of repair adequate for their current uses by the Business;

(h) use commercially reasonable efforts to operate in the Ordinary Course of the Business in order to ensure that the Annual Outage can occur as scheduled, including by not delaying or postponing (y) the taking of any action, or (z) the incurring of any budgeted cost, in each case, outside of the Ordinary Course, to the extent that such action or cost is reasonably required for the Annual Outage to occur as scheduled;

(i) except in the Ordinary Course, not make any change to the credit terms offered to customers of, or by suppliers to, the Business;

(j) not sell, lease, license or otherwise dispose of or grant any Person any rights in any of the Purchased Assets, or remove any Purchased Assets from the Owned Real Property or the Leased Real Property other than for (A) sales of inventory to customers or to Affiliates in the Ordinary Course of the Business; (B) disposition of surplus, obsolete, damaged or destroyed assets in the Ordinary Course; (C) returns of leased assets at the expiration of the term of the lease for such assets or when such leased assets are no longer used or usable; or (D) Permitted Liens.

(k) create or permit the creation of any Liens on any of the Purchased Assets, except for Permitted Liens; or

(l) authorize or commit to take any of the actions in the foregoing clauses (f), (g), (i), (j) or (k).

(2) For greater certainty, all profit and loss of the Seller during the Interim Period shall belong to the Seller. Nothing herein shall be construed to (a) prohibit the Seller from using or distributing to the Seller’s direct or indirect shareholders all cash and cash equivalents of the Business at any time and from time to time prior to Closing, or (b) give the Purchaser, directly or indirectly, any right to materially influence the economic behavior of the Business or to control or direct the Business prior to Closing.

(3) Notwithstanding anything to the contrary in this Section 5.1, the Parties agree that the provisions set forth in Section 5.1(3) of the Disclosure Letter shall govern the matters set forth therein during the Interim Period.

Section 5.2 Actions to Satisfy Closing Conditions.

(1) Subject to applicable Laws and the specific obligations in Section 5.4, Section 5.6 and Section 5.7, the Seller shall take all commercially reasonable actions that are within its power and control and shall use its commercially reasonable efforts to cause other actions to be taken which are not within its power and control so as to ensure compliance with all of the conditions set forth in Section 6.1.

(2) Subject to applicable Laws and the specific obligations set out in Section 5.6, the Purchaser shall take all commercially reasonable actions that are within its power and control and shall use its commercially reasonable efforts to cause other actions to be taken which are not within its power and control so as to ensure compliance with all of the conditions set forth in Section 6.2.

Section 5.3 Confidentiality.

The Purchaser acknowledges having signed a confidentiality agreement dated November 22, 2022 between Atlas FRM LLC d/b/a Atlas Holdings LLC and the Seller (as amended or supplemented from time to time, the “Confidentiality Agreement”). The Purchaser agrees that the Confidentiality Agreement continues to apply and the Purchaser is bound by its terms. Upon Closing, the Confidentiality Agreement shall terminate with respect to the Business but shall remain in full force and effect to the extent of any confidential information and other obligations that do not relate to the Business. If the Closing does not occur, the Confidentiality Agreement shall remain in effect in accordance with and subject to its terms.

Section 5.4 Actions to Prepare for Day 1.

(1) Subject to applicable Laws and Section 5.6, reasonably promptly following the execution of this Agreement and during the Interim Period, the Seller and the Purchaser shall act cooperatively and use their commercially reasonable efforts to:

(a) obtain or cause to be obtained, prior to the Closing, a written confirmation from each counterparty to the Contracts (or portion thereof) listed in Section 5.4(1)(a) of the Disclosure Letter that it either (i) consents to the assignment of the benefits, and assumption of the obligations, under such Contracts (or portion thereof) to and by the Purchaser, or (ii) that it is willing to enter into a new Contract with the Purchaser with respect to the provision of the services or supplies that have actually been provided to the Business in the twelve (12) month period immediately preceding the date hereof (as applicable), it being understood for greater certainty that the delivery of such confirmations shall not be a condition to Closing, and provided further that with respect to each Multi-Mill Contract, during the Interim Period and from after the Closing, the Seller and the Purchaser shall act cooperatively and use their commercially reasonable efforts to cause the portion of such Multi-Mill Contract included in the Purchased Assets to be split out, including by the Purchaser entering into a new Contract with the counterparty thereto, within a reasonable period of time following the Closing; and

(b) obtain or cause to be obtained, prior to the Closing, a written confirmation from each counterparty to the software and applications licenses listed in Section 5.4(1)(b) of the Disclosure Letter that the Seller or its Affiliates are permitted to use the corresponding software and applications for purposes of delivering the services to the Purchaser under the Transition Services Agreement during the Initial Term (as defined under the Transition Services Agreement), it being understood for greater certainty that the delivery of such confirmations shall not be a condition to Closing.

(2) The Purchaser shall, as reasonably promptly following the execution of this Agreement, retain the Freight Forwarding Firm and during the Interim Period, the Parties shall cooperate with the Freight Forwarding Firm in arranging transport of finished products by truck and/or vessel to customers so as to allow the issuance of transportation documents (including any bills of lading (whether multimodal transport bills of lading or through bills of lading), shipment receipts, legal transportation documents issued by a carrier or any other similar documents evidencing the shipper, exporter and/or seller (the “Ship From Party”)) to be issued in the name of the Purchaser or otherwise reflect the Ship from Party as being the Purchaser from and after the Closing.

(3) Without limiting the generality of Section 5.9, and subject to applicable Laws, during the Interim Period, the Seller shall cooperate with the Purchaser in arranging introductions and meetings with appropriate representatives of the Material Partners listed in Section 5.4(3) of the Disclosure Letter and, to the extent such information is not otherwise included in the Disclosure Letter, shall provide to the Purchaser the contractual terms and conditions that determine pricing and payment.

(4) During the Interim Period, the Seller shall use commercially reasonable efforts to cause the implementation of a payroll processing solution for salaried Employees as of the Closing, including running such tests as may be reasonably required to assess the functionality thereof and the Purchaser will provide reasonable assistance to the Seller in such efforts.

(5) The Purchaser, no later than ten Business Days after the date of this Agreement, shall use its reasonable best efforts to make all filings required to satisfy the Crown Agency Condition and cause to be done all commercially reasonable things necessary, proper or advisable to satisfy the Crown Agency Condition. During the Interim Period, the Seller shall provide reasonable assistance to the Purchaser in its efforts to satisfy the Crown Agency Condition, including by providing access to its employees who are knowledgeable with respect to the relevant matters and making such introductions to employees of Governmental Entities as the Purchaser may reasonably request in connection with such efforts. The Purchaser shall keep the Seller fully informed of the status of its efforts to satisfy the Crown Agency Condition.

(6) Notwithstanding anything to the contrary set forth herein (including in this Section 5.4(6)), the Seller shall not be required to do any of the following in connection with the satisfaction of the Crown Agency Condition or to secure any written confirmation contemplated herein under or relating to any Contract to which it or one of its Affiliates is a party: (a) incur any financial obligation or any other onerous obligation (provided for greater certainty that the Purchaser may itself (to the exclusion of the Seller) incur any financial obligation or any other onerous obligation in its sole discretion); (b) impose any limitation on its businesses, operations or assets other than limitations relating exclusively to the Business and the Purchased Assets that are contingent on Closing, that would apply only from and after Closing and to which the Purchaser has given its prior written consent; (c) commence any Legal Proceedings, or (d) offer or grant any other accommodation to any third party for such written confirmation, other than accommodations relating exclusively to the Business and the Purchased Assets that are contingent on Closing, that can be entirely fulfilled by the Purchaser, that would apply only from and after Closing and to which the Purchaser has given its prior written consent.

Section 5.5 Annual Shutdown of the Mill.

If the Closing does not occur by September 1, 2023 and the Seller postpones the Outside Date, the Cash Amount will be increased by the amount equal to the difference between (x) $3,375,000 and (y) half of the difference between $9,000,000 and the dollar equivalent (determined using an exchange rate of one Canadian dollar to 0.75 dollars) of the amount of costs and expenses which have been paid by Seller prior to the Closing with respect to the Annual Outage.

Section 5.6 Authorizations and Regulatory Approvals.

(1) Without limiting the foregoing, each of the Seller and the Purchaser, as promptly as practicable after the execution of this Agreement, shall use its commercially reasonable efforts (except for the Regulatory Approvals as to which each the Seller and the Purchaser shall use their reasonable best efforts) to make all filings with, give all notices to and cause to be done all commercially reasonable things necessary, proper or advisable to obtain all Authorizations from Governmental Entities that are necessary for the lawful completion of the transactions contemplated by this Agreement, including the Regulatory Approvals.

(2) All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be paid by the Purchaser.

(3) With respect to obtaining the Regulatory Approvals, each of the Seller and the Purchaser shall:

(a) not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other Party and except for any extension of the Initial Sale Period;

(b) promptly notify the other Party of written or oral communications of any nature from a Governmental Entity relating to any Regulatory Approval and provide the other Party with copies thereof and provide the other Party with copies of all notices and correspondence received from any Governmental Entity;

(c) respond as promptly as reasonably possible to any inquiries or requests received from a Governmental Entity in respect of any Regulatory Approval;

(d) except in connection with any extension of the Initial Sale Period, permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any filings, applications, communications (written or oral) or submissions to be submitted to any Governmental Entity in respect of any Regulatory Approval and use its commercially reasonable efforts to cooperate with and assist the other Party in the preparation and making of all such filings, applications, communications (written or oral) or submissions; and

(e) not participate in any meetings or discussions (whether in person, by phone or otherwise) with a Governmental Entity in respect of any Regulatory Approval unless it consults with the other Party in advance, provides the other Party with a summary of the matters it intends to discuss and gives the other Party the reasonable opportunity to attend and participate in such meeting or discussion to the extent permitted by such Governmental Entity. For greater certainty, the Seller may continue to communicate with Governmental Entities independently of the Purchaser in any matter, other than in connection with this Agreement.

(4) A Party shall not be required to provide information in its possession to the other Party, even if that information may be required in connection with the filings referred to in this Section 5.6, if that Party, acting reasonably, determines that the information is competitively sensitive. In any such case, such Party shall provide such information to the external counsel for the other Party on an “external counsel only” basis. Such information shall be provided only to the external counsel of the other Party and shall not be disclosed by such external counsel to directors, officers, employees or other agents of that Party unless express prior written permission is obtained from the source of the materials.

(5) Notwithstanding anything to the contrary in this Agreement, in order to obtain the Commissioner Approval and Competition Act Clearance as soon as practicable and, in any event, so as to allow the Closing to occur by no later than the Outside Date, the Purchaser shall offer and agree to such commercially reasonable behavioural commitments relating to the purchase of wood fibre from private lands in northwestern Ontario, the supply of northern bleached softwood kraft pulp in Eastern and Central Canada or any other activity that constitutes part of the Business as may be necessary to satisfy the Commissioner of Competition that the Purchaser satisfies the criteria set out in paragraph 23 of the Consent Agreement in connection with the Thunder Bay Divestiture (as that term is defined in the Consent Agreement).

(6) The Purchaser shall not, and shall cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof engaged in the purchase of wood fibre from private lands in northwestern Ontario, or the supply of northern bleached softwood kraft or northern bleached hardwood kraft pulp or newsprint if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (b) increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (c) increase the risk of not being able to remove any such order on appeal or otherwise or (d) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.7 R&W Insurance Policy.

The Parties acknowledge that, as of the date of this Agreement, the Purchaser has obtained a binder to, or a commitment to bind, a representations and warranties insurance policy that provides protection in respect of claims arising from any breach or inaccuracy of any representation or warranty given herein by the Seller (the “R&W Insurance Policy”) and that a true and correct copy of such binder or commitment to bind has been provided to the Seller. The R&W Insurance Policy prohibits the R&W Insurance Provider or any other Person to subrogate or otherwise make or bring any claim or legal proceeding against the Seller or any of its Affiliates or any past, present or future director, officer, employee or advisor of any of the foregoing based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, except in the case of Fraud. The premium, brokerage commission and underwriting costs of the R&W Insurance Policy shall be borne by the Purchaser. The Purchaser and its Affiliates shall not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the R&W Insurance Provider or any other Person to subrogate or otherwise make or bring any claim or legal proceeding against the Seller or any of its Affiliates or any past, present or future director, officer, employee or advisor of any of the foregoing based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, except in the case of Fraud.

Section 5.8 Assistance with Title Insurance.

The Seller agrees to, if the Purchaser elects to obtain title insurance in connection with the transactions contemplated by this Agreement, use commercially reasonable efforts to provide, without any liability to the Seller, a certificate addressed to the Purchaser’s title insurance company for the purpose of issuing such title insurance policies to the Purchaser on Closing, such certificate to be in form and substance reasonably acceptable to the Seller, acting reasonably.

Section 5.9 Access.

(1) Subject to applicable Laws, the Seller shall, during the Interim Period, upon reasonable notice from the Purchaser, give, or cause to be given, to the Purchaser and its authorized representatives reasonable access, during normal business dates and hours of the Seller and the Business, to the Purchased Assets. At the Purchaser’s reasonable request, the Seller shall execute such consents, authorizations and directions as may be necessary to permit reasonable inspection of the Business or any of the Purchased Assets or to enable the Purchaser or its authorized representatives to obtain reasonable access to files and records relating to the Business or any of the Purchased Assets maintained by any Governmental Entity. At the Purchaser’s request and subject to applicable Laws and any confidentiality restrictions binding on the Seller, the Seller shall reasonably cooperate with the Purchaser in arranging such introductions and meetings as may be reasonably requested by the Purchaser with employees working in connection with the Business (including the Seller’s newsprint and other salespersons, and CSRs responsible for customer orders, customs and logistics), applicable unions, customers, suppliers (including the Independent Electricity System Operator), distributors or others who have or have had a business relationship with Seller in respect of the Business and the government of the Province of Ontario (in particular, the Ministry of the Environment, Conservation and Parks).

(2) The exercise of any rights by or on behalf of the Purchaser under this Section 5.9 shall be carried out (a) strictly for purposes of transitional planning, (b) during normal business hours in such manner as not to interfere unduly with the normal operation of the Business and upon the reasonable prior written notice to the Seller, (c) under the supervision of the Seller’s personnel, who shall not interfere with the exercise by the Purchaser of its rights in this Section 5.9, and (d) in compliance with the Seller’s internal standards and policies that have been or will be communicated to the Purchaser and its representatives (including onsite through written display or orally by representatives of the Seller). All notices by the Purchaser for access pursuant to this Section 5.9 shall be submitted or directed exclusively to such individuals as the Seller may designate in writing from time to time.

(3) Notwithstanding any to the contrary herein, the Purchaser shall not conduct, prior to the Closing, any sampling, testing or other intrusive indoor or outdoor investigation at or in connection with the Owned Real Property or the Leased Real Property without the consent of the Seller which may be withheld by the Seller in its sole discretion and for any reason.

Section 5.10 Transferred Personal Information

(1) The Parties acknowledge and confirm that the disclosure of Transferred Personal Information is necessary for (a) the purposes of determining if the Parties will proceed with the transactions contemplated hereby, if the determination is made to proceed with the transaction, to complete it, and (b) that the disclosure of Transferred Personal Information relates solely to the carrying on of the Business and the completion of the transactions contemplated hereby.

(2) The Purchaser undertakes to protect the security and integrity of the Transferred Personal Information disclosed by the Seller using security safeguards appropriate to the sensitivity of such information.

(3) If the transactions contemplated hereby are not completed for any reason, the Purchaser undertakes to return all such Transferred Personal Information to the Seller or permanently and irrevocably destroy such information within a reasonable time at the Seller’s request.

(4) In addition to its other obligations hereunder, the Purchaser covenants and agrees to, and to cause its representatives to:

(a) after the completion of the transactions, contemplated hereby, use or disclose the Transferred Personal Information only for those purposes for which the Transferred Personal Information was initially collected from or in respect of the individual to which such Transferred Personal Information relates or for the completion of the transactions, unless (i) the Seller or the Purchaser has first notified such individual of such additional purpose, and where required by applicable Laws, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Laws, without notice to, or consent from, such individual;

(b) protect the Transferred Personal Information under its control using security safeguards appropriate to the sensitivity of the information;

(c) give effect to any withdrawal of consent to the collection, use or disclosure of the Transferred Personal Information disclosed to the Purchaser or its representatives; and

(d) where required by applicable Laws, promptly notify the individuals to whom the Transferred Personal Information relates that the transactions contemplated herein have taken place and that the Transferred Personal Information has been disclosed to the Purchaser or its representatives.

Section 5.11 Transfer Taxes.

All amounts payable by the Purchaser to the Seller hereunder do not include applicable Transfer Taxes, unless specifically mentioned hereunder. The Purchaser shall be solely liable for and responsible to pay, or cause to be paid, all Transfer Taxes payable under any applicable Law on or with respect to the purchase by the Purchaser of the Purchased Assets under this Agreement on or before the due date for any such payments, and the Purchaser shall provide notice and evidence of any such payments to the Seller promptly after any such payments having been made. Where Transfer Taxes payable by the Purchaser are collectible by the Seller, the Seller shall invoice same with such information as may be required by applicable legislation for the Purchaser to claim related credits, refunds or rebates of such Transfer Taxes, including the information prescribed in the Input Tax Credit Information (GST/HST) Regulations, and the Purchaser shall timely pay such Transfer Taxes to the Seller. Otherwise, the Purchaser shall timely remit such Transfer Taxes to the appropriate Governmental Entity. The Purchaser shall prepare and file any affidavits or returns required in connection with the foregoing at its own cost and expense. To the extent that any Transfer Taxes or any interest or penalties thereon are required to be paid by and are imposed upon or assessed against the Seller under any applicable Law on or with respect to the purchase by the Purchaser of the Purchased Assets, including as a result a failure of the Purchaser to duly self-assess and remit any such Transfer Taxes to the appropriate Governmental Entity, the Purchaser shall reimburse, or cause to be reimbursed, to the Seller such Transfer Taxes plus any applicable interest, penalties and reasonable costs incurred by Seller as a result of such Transfer Taxes being imposed on the Seller.

Section 5.12 Cooperation on Tax Matters.

The Seller and the Purchaser shall furnish or cause to be furnished to each other, each at its own expense, as promptly as practicable, such reasonable information and assistance, and provide additional information and explanations of any material provided, relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Returns, for the preparation of any audit, for the prosecution or defence of any Claim relating to any adjustment or proposed adjustment with respect to Taxes and to obtain or benefit from any Tax refund, credit or exemption.

Section 5.13 Non-Solicitation of Mill Customers

During the three (3)-month period from and after the Closing Date (the “Non-Solicit Period”), the Seller shall not, and the Seller shall cause its Subsidiaries not to, directly or indirectly, induce or attempt to induce any Mill Customer to cease doing business during or after the Non-Solicit Period with the Purchaser (as the new owner and operator of the Mill and the Business), or to purchase from the Seller or any of its Affiliates, instead of purchasing from the Purchaser (as the new owner and operator of the Mill and the Business), during or after the Non-Solicit Period, all or any portion of the Mill Newsprint Volume or the Mill Pulp Volume, provided however that nothing in this Section 5.13 shall prohibit the Seller or its Subsidiaries from satisfying any orders from a Mill Customer placed during the Non-Solicit Period if it can be reasonably demonstrated that such order did not result from any breach by the Seller or any of its Subsidiaries of this Section 5.13 (including if it can be reasonably demonstrated that a request or order originated from a customer rather than the Seller or any of its Subsidiaries). For the purposes of this Section 5.13, “Mill Customer” means any Person to whom the Seller sold newsprint or pulp produced at the Mill at any time during the Relevant Period or who has a pending order for newsprint or pulp to be produced at the Mill included in the Purchased Assets, including, for greater certainty and where applicable, customers of the Business that are also customers of any other mill or business that is owned or operated by the Seller or any of its Affiliates, but excluding, in each case, those customers listed in Section 5.13 of the Disclosure Letter; “Mill Newsprint Volume” means, in respect of any Mill Customer, without duplication, (a) for each month during the Non-Solicit Period, the average monthly volume of newsprint produced at the Mill that the Seller and its Affiliates sold to such Mill Customer during the Relevant Period; and (b) the aggregate volume of newsprint to be produced at the Mill to satisfy any pending order of such Mill Customer included in the Purchased Assets; “Mill Pulp Volume” means, in respect of any Mill Customer, without duplication, (a) for each month during the Non-Solicit Period, the average monthly volume of northern bleached softwood kraft pulp produced at the Mill that the Seller and its Affiliates sold to the Mill Customer during the Relevant Period, and (b) the aggregate volume of northern bleached softwood kraft pulp to be produced at the Mill to satisfy any pending order of such Mill Customer included in the Purchased Assets; and “Relevant Period” means six (6)-month period that immediately preceded the Closing Date.

Article 6
CONDITIONS OF CLOSING

Section 6.1 Conditions for the Benefit of the Purchaser.

The purchase and sale of the Purchased Assets is subject to the following conditions being satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a) Truth of Representations and Warranties. (i) The representations and warranties of the Seller contained in Section 3.1(a), Section 3.1(b) and Section 3.1(z) shall be true and correct in all respects as of the Closing Date (except to the extent of any de minimis inaccuracy), and (ii) the other representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing Date except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided, however, that () if a representation and warranty is qualified by a materiality or Material Adverse Effect qualification, such qualification shall be disregarded for the purposes of this Section 6.1(a)(ii), and () if a representation and warranty speaks only as of a specific date, it only needs to be true and correct as of that date.

(b) Performance of Covenants. The Seller shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(c) Regulatory Approvals. The Regulatory Approvals shall have been obtained and not have been withdrawn.

(d) Deliveries. The Seller shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

(i) certified (A) copies of the articles, by‑laws or other constating documents of the Seller and (B) resolutions of the board of directors of the Seller approving the entering into and completion of the transactions contemplated by this Agreement (including the transfer of the Purchased Assets to the Purchaser);

(ii) a recent certificate of status, compliance, good standing or like certificate with respect to the Seller issued by the appropriate government official of the jurisdiction of its formation or incorporation, as the case may be;

(iii) a duly executed copy of each Operative Agreement, effective as of the Closing;

(iv) a certification (without personal liability) of an executive officer of the Seller to the effect that each of the conditions specified in Section 6.1(a) and Section 6.1(b) is satisfied in all respects;

(v) a duly executed copy of that certain Confirmation of Partial Release in respect of the Liens identified in Section 6.1(d)(v) of the Disclosure Letter by and among Barclays Bank PLC, as Administrative Agent and Collateral Agent under that certain ABL Revolving Credit Agreement, dated as of November 30, 2021 (as amended or otherwise modified to day), the Seller, Domtar Inc. and Domtar Corporation;

(vi) a copy of the election set out under Section 2.10(3) duly executed by the Seller;

(e) IT Certification. Each of the tests set forth in EXHIBIT F (collectively intended to cover a significant portion of the Order to Cash and Procure to Pay processes as applicable to the Business) have been performed without the occurrence of any material defect other than such defects (i) that have since been reasonably addressed by the Seller; or (ii) that would not reasonably be expected to prevent or materially hinder the Business from performing the Order to Cash and Procure to Pay tasks associated with such tests in the conduct of the Business immediately following the Closing in the Ordinary Course, and the Purchaser shall have received a certification (without personal liability) by the Senior Vice President, Process Improvement and Chief Information Officer or another employee of the Seller who has knowledge of the existing business processes used in connection with the operation of the Business in the Ordinary Course and who is acceptable to the Purchaser (acting reasonably) to that effect, provided that if the Purchaser fails to provide any information in Section 6.1(e) of the Disclosure Letter prior to June 2nd, 2023, the Seller shall not be required to certify any component of a test that would have required such information or is otherwise impacted by such failure.

(f) No Legal Action. No Law is in effect that prohibits or enjoins the Purchaser or the Seller from consummating the transactions contemplated by any of the Operative Agreements in accordance with the terms thereof.

(g) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(h) Fibre Supply Agreement. The Purchaser has entered into a new scale agreement with the Province of Ontario and has been designated as an agent of the Crown for the purpose of scaling Fibre (3 scales) and collecting Crown Charges on Bush Chips and Bush Biomass that will be delivered under the Fibre Supply Agreement (the “Crown Agency Condition”).

Section 6.2 Conditions for the Benefit of the Seller.

The purchase and sale of the Purchased Assets is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Seller and may be waived, in whole or in part, by the Seller in its sole discretion:

(a) Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in Article 4 shall be true and correct in all respects as of the Closing Date (except to the extent of any de minimis inaccuracy).

(b) Performance of Covenants. The Purchaser shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(c) Regulatory Approvals. The Regulatory Approvals shall have been obtained and not have been withdrawn.

(d) Deliveries. The Purchaser shall deliver or cause to be delivered to the Seller the following in form and substance satisfactory to the Seller, acting reasonably:

(i) the Estimated Purchase Price by wire transfer of immediately available funds to the account designated by the Seller prior to the Closing;

(ii) certified (A) copies of the articles, by‑laws or other constating documents of the Purchaser, (B) resolutions of the board of directors of the Purchaser approving the entering into and completion of the transactions contemplated by this Agreement and (C) list of the officers and directors of the Purchaser authorized to sign agreements together with their specimen signatures;

(iii) a recent certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate government official of the jurisdiction of its formation or incorporation, as the case may be;

(iv) a duly executed copy of each Operative Agreement, effective as of the Closing and any amount required to be funded at or prior to the Closing under the Transition Services Agreement by wire transfer of immediately available funds to the account designated by the Seller prior to the Closing;

(v) a bound R&W Insurance Policy;

(vi) (A) evidence of replacement of guarantees, performance bonds, letters of credit, and other security instruments delivered by or on behalf of the Purchaser or its Affiliates, effective as of the Closing Date, to replace all the guarantees, performance bonds, letters of credit and other security instruments delivered by the Seller or its Affiliates and set forth on Section 6.2(d)(vi) of the Disclosure Letter and all other non-cash guarantees, performance bonds, letters of credit and security instruments that have been entered into by the Seller or its Affiliates in connection with the Purchased Assets after the date of this Agreement (collectively, the “Seller Security Instruments”); and (B) unconditional and irrevocable releases releasing the Seller and its Affiliates from all the Seller Security Instruments;

(vii) a copy of the election set out under Section 2.10(3) duly executed by the Purchaser; and

(viii) a certification (without personal liability) of an executive officer of the Purchaser to the effect that each of the conditions specified in Section 6.2(a) and Section 6.2(b) is satisfied in all respects.

(e) No Legal Action. No Law is in effect that prohibits or enjoins the Purchaser or the Seller from consummating the transactions contemplated by any of the Operative Agreements in accordance with the terms thereof.

Article 7
CLOSING

Section 7.1 Date, Time and Place of Closing.

The completion of the transactions contemplated by this Agreement shall take place virtually by the exchange of executed documents (whether by email or other electronic means) at 10:00 a.m. (Toronto time) on the Closing Date, but with effect as of 12:01 am (Toronto time) on such date, or on such other date and at such other time as may be agreed upon in writing between the Seller and the Purchaser.

Section 7.2 Electronic Registration.

Inasmuch as the electronic registration system (the “TERS”) is operative in the Land Registry Offices in Ontario, the Seller and the Purchaser covenant and agree to cause their respective counsel to enter into a document registration agreement (the “DRA”) in a form acceptable to such counsel to govern the electronic submission of the transfer(s)/deed(s) of land (and such mortgage and collateral instruments as may be reasonably required) at the Closing to the applicable Land Registry Office. The DRA shall (a) outline or establish the procedures and timing for completing all registrations electronically and provide for all closing documents and closing funds to be held in escrow until the time of the Closing determined in accordance with Section 7.1 and (b) if the time of the Closing determined in accordance with Section 7.1 is after 5:00 p.m. (Toronto time) on the Closing Date, provide that the Seller Counsel shall electronically release such transfer(s)/deed(s) of land to the Purchaser’s counsel prior to the time of the Closing determined in accordance with Section 7.1, subject to the condition that the Purchaser’s counsel shall not be entitled to submit same for registration to the applicable Land Registry Office until the day following the Closing. The DRA shall be exchanged between the Seller Counsel and the Purchaser’s counsel not later than two Business Days before the Closing Date.

Article 8
TERMINATION

Section 8.1 Termination Rights.

This Agreement may be terminated:

(a) by mutual written consent of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser if a Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby and such Law has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to perform any of its obligations or whose breach of any of its representations, warranties, covenants or agreements under this Agreement has been the primary cause of, or resulted in, such Law;

(c) by either the Seller or the Purchaser if the Closing has not occurred on or prior to the Outside Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations, warranties, covenants or agreements under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(d) by the Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.2 not to be satisfied and such breach or failure is incapable of being cured by the Outside Date or is not cured by the Purchaser within 30 days after being notified by the Seller to the Purchaser, provided that the Seller is not then in breach of this Agreement so as to cause any condition in Section 6.1 not to be satisfied; or

(e) by the Purchaser if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller under this Agreement occurs that would cause any condition in Section 6.1 not to be satisfied and such breach or failure is incapable of being cured by the Outside Date or is not cured by the Seller within 30 days after being notified by the Purchaser to the Seller, provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.2 not to be satisfied.

Section 8.2 Effect of Termination.

(1) Subject to Section 8.2(2), each Party’s right of termination under this Article 8 is in addition to any other rights each Party may have under this Agreement, and the exercise of a right of termination shall not be an election of remedies. Nothing in this Article 8 shall limit or affect any other rights or causes of action any Party may have under this Agreement with respect to the representations, warranties, covenants, agreements and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, covenants or agreements contained in this Agreement, such waiver shall be without prejudice to any of its rights of termination in the event of non‑fulfilment, non‑observance or non‑performance of any other condition, covenant or agreement in whole or in part.

(2) If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement shall terminate and neither Party shall have any liability hereunder, except that:

(a) each Party’s obligations under Section 5.3, Section 5.10, Section 11.1, Section 11.4, Section 11.5 and Section 11.6 shall survive; and

(b) if this Agreement is terminated by the Purchaser, on the one hand, or the Seller, on the other hand, because of Fraud or a wilful and material breach of this Agreement by the other Party, the terminating Party’s right to pursue all legal remedies shall survive such termination unimpaired.

Article 9
INDEMNIFICATION

Section 9.1 Survival.

(1) The representations and warranties of the Seller contained in this Agreement shall terminate at the Closing, except that any representation and warranty of the Seller in respect of which a claim based on Fraud is made shall survive the Closing and continue in full force and effect without limitation of time. The Purchaser hereby acknowledges and agrees that, except for a claim based on Fraud, neither the Purchaser nor any of its Affiliates or any of its or their respective shareholders, equity holders, directors, managers, officers, employees, agents or representatives shall have any recourse under this Agreement or under the certificate referred to in Section 6.1(d)(iv) against the Seller following the consummation of the Closing for any breach of or inaccuracy in any representations or warranties of the Seller contained in this Agreement or in the certificate referred to in Section 6.1(d)(iv) and that only the covenants and agreements that by their terms survive the consummation of the Closing shall survive the Closing in accordance with their respective terms.

(2) The representations and warranties of the Purchaser contained in this Agreement shall terminate at the Closing, except that:

(a) any representation and warranty of the Purchaser in respect of which a claim based on Fraud is made shall survive the Closing and continue in full force and effect without limitation of time; and

(b) any representation and warranty of the Purchaser contained in Section 4.1(e) shall survive the Closing and continue in full force and effect for a period of 60 days after the expiration of the last applicable limitation period, if any, under any Tax legislation subsequent to the expiration of which an assessment, reassessment or other form of recognized document assessing tax liability for Tax with respect to any taxation period to which these matters relate cannot be issued.

Section 9.2 Indemnification in Favour of the Purchaser.

(1) Subject to Section 9.1(1), from and after the Closing, the Seller shall indemnify, defend and save harmless the Purchaser and its shareholders, partners, managers, directors, officers, employees and representatives (collectively, the “Purchaser Indemnitees”) from any Damages suffered by, imposed upon or asserted against any of the Purchaser Indemnitees solely as a result of, in respect of, connected with or arising out of, under or pursuant to:

(a) Fraud by the Seller;

(b) any failure of the Seller to perform or fulfil any of its covenants or agreements under this Agreement; and

(c) any Obligation of the Seller that is not an Assumed Obligation.

Section 9.3 Indemnification in Favour of the Seller.

Subject to Section 9.1(2), from and after the Closing, the Purchaser shall indemnify, defend and save harmless the Seller and its shareholder, directors, officers, employees and representatives (collectively, the “Seller Indemnitees”) from any Damages suffered by, imposed upon or asserted against any of the Seller Indemnitees as a result of, in respect of, connected with or arising out of, under or pursuant to:

(a) any failure of the representation and warranty contained in Section 4.1(e) to be accurate;

(b) any Fraud by the Purchaser;

(c) any failure of the Purchaser to perform or fulfil any of its covenants or agreements under this Agreement;

(d) any Assumed Obligation; and

(e) any Contract or other commitment and any Nominated Permit as contemplated in Section 2.14(1) and Section 2.14(2).

For greater certainty, should any Transfer Taxes be deemed included in any amount payable under this Section 9.3, such amount shall be grossed up accordingly in order for the Purchaser to pay to the Seller (i) the full indemnity amount provided for under this Section 9.3 and (ii) an additional amount equivalent to any Transfer Taxes deemed included in such payment under applicable Law.

Section 9.4 Notice of Claim.

(1) Any Indemnified Party may be entitled to make a claim for indemnification (a “Claim”) under this Agreement by written notification to the Indemnifying Party of such Claim (a “Notice of Claim”) promptly upon becoming aware of the Claim, but in no event later than the relevant date, if any, as specified in Section 9.1. The Notice of Claim shall specify whether the Claim arises as a result of a Third-Party Claim or a Direct Claim and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim, the amount of the Claim and the identity of the Person making the Claim if it is a Third-Party Claim.

(2) If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Claim promptly as required by Section 9.4(1), the Indemnifying Party shall be relieved of the obligation to pay damages only to the extent it can show that it was actually prejudiced in its defence of the Claim or in proceeding against a third party who would have been liable to it by the fact of the delay, but the failure to provide such Notice of Claim promptly shall not otherwise release the Indemnifying Party from its obligations under this Section 9.4.

(3) If the date by which a Notice of Claim must be given in respect of a breach of representation and warranty has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Claim shall be forever extinguished, notwithstanding that by the date specified in Section 9.4(1) the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Claim.

Section 9.5 Direct Claims.

(1) With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information, books and records and access to employees as the Indemnifying Party may reasonably request.

(2) If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the 60‑day period set out in Section 9.5(1). The dispute notice shall describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the 60‑day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within such 60‑day period, the Indemnifying Party’s dispute shall be submitted to the Chief Executive Officers of the Indemnifying Party and the Indemnified Party, who shall conduct negotiations in good faith to resolve the dispute. If the Chief Executive Officers of the Indemnifying Party and the Indemnified Party fail to resolve the dispute within a 15‑day period, the Indemnified Party is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 60‑day period set out in Section 9.5(1), the Indemnifying Party is deemed to have rejected the Direct Claim, in which event the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.

Section 9.6 Procedure for Third-Party Claims.

(1) Subject to the terms of this Section 9.6, upon receiving notice of a Third-Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third-Party Claim or may also elect to assume the negotiation, investigation and defence of the Third-Party Claim.

(2) The Indemnifying Party may not, without the prior written consent of the Indemnified Party, assume the investigation and defence of a Third-Party Claim if the Third-Party Claim does not seek monetary damages but seeks injunctive or other equitable relief against the Indemnified Party or arises in connection with any penal, criminal or regulatory enforcement Legal Proceedings.

(3) In order to assume the investigation and defence of a Third-Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 30 days after the Indemnifying Party’s receipt of notice of the Third-Party Claim.

(4) If the Indemnifying Party assumes the investigation and defence of a Third-Party Claim, the Indemnifying Party shall pay for all costs and expenses of the investigation and defence of the Third-Party Claim except that the Indemnifying Party shall not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third-Party Claim incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third-Party Claim.

(5) If the Indemnifying Party is not entitled to assume the investigation and defence of a Third-Party Claim as aforesaid, does not elect to assume the investigation and defence of a Third-Party Claim or assumes the investigation and defence of a Third-Party Claim but fails to diligently pursue such investigation and defence, the Indemnified Party has the right (but not the obligation) to undertake the investigation and defence of the Third-Party Claim. In the case where the Indemnifying Party fails to diligently pursue the investigation and defence of the Third-Party Claim, the Indemnified Party may not assume the investigation and defence of the Third-Party Claim unless the Indemnified Party gives the Indemnifying Party written demand to diligently pursue the investigation and defence and the Indemnifying Party fails to do so within 15 Business Days after receipt of the demand or such shorter period as may be required to respond to any deadline imposed by a court.

(6) If the Indemnified Party undertakes the investigation and defence of a Third-Party Claim, the Indemnifying Party shall not be bound by any determination of the Third-Party Claim or any compromise or settlement of the Third-Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).

(7) The Indemnifying Party shall not be permitted to compromise and settle or remedy or to cause a compromise and settlement or remedy of a Third-Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, unless:

(a) the terms of the compromise and settlement or remedy require only the payment of money for which the Indemnified Party is entitled to be indemnified in full under this Agreement and such amounts are actually paid by the Indemnifying Party;

(b) the terms of the compromise and settlement do not require the Indemnified Party to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third-Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third-Party Claim; and

(c) the Indemnified Party receives, as part of the compromise and settlement or remedy, a legally binding and enforceable unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third-Party Claim.

(8) The Indemnified Party and the Indemnifying Party agree to keep each other fully informed of the status of any Third-Party Claim and any related Legal Proceedings. If the Indemnifying Party assumes the investigation and defence of a Third-Party Claim, the Indemnified Party shall act in such manner as not to interfere with the investigation and defence of the Third-Party Claim and shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third-Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party and subject to applicable Law, make available to the Indemnifying Party or its representatives, on a timely basis, all documents, records and other materials in the possession, control or power of the Indemnified Party reasonably required by the Indemnifying Party for its use solely in defending any Third-Party Claim which it has elected to assume the investigation and defence of. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third-Party Claim.

Section 9.7 Manner of Payment.

Subject to, and in accordance with, the provisions of this Article 9, any indemnification of Indemnified Parties pursuant to this Article 9 shall be delivered by the Indemnifying Party to the applicable Indemnified Party by wire transfer of immediately available funds to an account designated by the Seller or the Purchaser, as applicable, within 10 days after the final, non-appealable determination thereof.

Section 9.8 Other Remedies.

Except as provided in this Section 9.8 and in Section 2.8, the indemnities provided in Section 9.2 and Section 9.3 and, in the case of the Purchaser, the recourse to the R&W Insurance Policy, constitute the only remedy of the Purchaser, on the one hand, or the Seller, on the other hand, against a Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement. The Parties acknowledge that the failure to comply with a covenant or agreement contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in Damages. Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual Damages (and without the requirement of posting a bond or other security). Each of the Purchaser and the Seller expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against the other Party. The provisions in this Agreement relating to indemnification were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder. No Indemnified Party may avoid the limitations on liability set forth in this Article 9 by seeking Damages for breach of contract, tort or pursuant to any other theory of liability.

Section 9.9 Duty to Mitigate.

Nothing in this Agreement in any way restricts or limits the general obligation pursuant to applicable Laws of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or agreement of the Indemnifying Party under this Agreement. If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall, at the expense of the Indemnifying Party, take all appropriate and commercially reasonable steps to enforce such recovery, settlement or payment and the amount of any Damages of the Indemnified Party shall be reduced by the amount of insurance proceeds received by the Indemnified Party (net of any deductible or other costs or expenses of recovery). Any Claim shall also be reduced by any Tax benefit actually realized by the Indemnified Party on account of such Damages in the taxable periods in which such Damages were incurred, net of all out-of-pocket costs, fees and expenses (including Taxes) incurred in such realization.

Section 9.10 One Recovery.

Any Indemnified Party is not entitled to double recovery for any Claim even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement. In no event shall a Party have any liability or obligation to another

Party for any liability to the extent such liability is taken into account in calculating the amount of the Final Working Capital or the Final Assumed Debt.

Section 9.11 Adjustments to Purchase Price.

Any payment made to the Purchaser Indemnitees under this Article 9 shall constitute a dollar-for-dollar decrease in the Purchase Price. Any payment made to the Seller Indemnitees under this Article 9 shall constitute a dollar‑for‑dollar increase in the Purchase Price.

Article 10
POST‑CLOSING COVENANTS AND OTHER MATTERS

Section 10.1 Employees and Benefit Plans.

(1) The Purchaser:

(a) shall, effective on and after the Closing Date:

(i) make offers of employment to each and all Employees not covered by the Collective Bargaining Agreements on terms that are substantially similar in the aggregate as those that are in effect immediately preceding the Closing Date (the “Affected Non-Unionized Employees”); and

(ii) employ all Employees subject to the Collective Bargaining Agreements (the “Affected Unionized Employees”); and

(b) (i) on the Closing Date, shall be the successor to the Seller under the Collective Bargaining Agreements pursuant to the provisions of applicable labour legislation, and (ii) on and after the Closing Date, shall be bound by and observe all of the terms, conditions, liabilities, rights and obligations of the Seller under the Collective Bargaining Agreements.

(2) Notwithstanding Section 10.1(1)(a)(i), the Purchaser will not be required to offer employment to any Affected Non-Unionized Employee who is absent from work on the Closing Date unless he or she is able and willing to resume active employment within twelve (12) months of the Closing Date, in which case the Purchaser shall make an offer of employment in accordance with Section 10.1(1)(a)(i) effective as of the date on which such Affected Non-Unionized Employees commences active employment with the Purchaser.

(3) The Purchaser shall be responsible for all obligations and liabilities with respect to the Employees, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, except for such obligations and liabilities explicitly retained by the Seller as contemplated in Section 10.1(3) of the Disclosure Letter and pursuant to Section 10.1(8), Section 10.1(9), and Section 10.1(10) (such liabilities and obligations for which the Purchaser is responsible, the “Assumed Employment Obligations”).

(4) Subject to Section 10.1(9), effective from and after the Closing, each of the Employees shall cease to actively participate in and accrue benefits under the Seller’s Benefit Plans.

(5) From and after the Closing Date, the Purchaser shall provide, or cause to be provided, (a) to each Affected Unionized Employee, such compensation and employee benefits as are required to be provided to such Affected Unionized Employee pursuant to the applicable Collective Bargaining Agreement, and (b) to each Affected Non-Unionized Employees, such compensation and employee benefits (including severance benefits, health and welfare, retirement, deferred compensation, and pension benefits) that are substantially similar in the aggregate as are in effect immediately prior to the Closing Date.

(6) For purposes of eligibility, vesting, entitlement to, and levels of benefits under the Purchaser’s Benefit Plans, the Purchaser shall credit each Employee with his or her years of service with the Seller and any predecessor entities, to the same extent as such Employee was entitled to credit for such service under any similar Seller’s Benefit Plans immediately prior to the Closing Date.

(7) The Purchaser shall use commercially reasonable efforts to attempt to negotiate a waiver of, any pre-existing medical condition, evidence of insurability or good health requirement, waiting periods, actively-at-work exclusions or other restriction that would prevent immediate and full participation of any Employee in the Purchaser’s Benefit Plans. In addition, Purchaser shall credit each Employee for any applicable amounts paid or eligible expenses paid (whether in the nature of copayments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) by such Employee (and his or her covered spouses, dependents or beneficiaries) under the terms of the comparable Seller’s Benefit Plan toward satisfying any applicable deductible, co-payment, coinsurance, maximum out-of-pocket requirements and like adjustments or limitations under the applicable Purchaser’s Benefit Plan that replaces such Seller’s Benefit Plan for the portion of the applicable plan period in which the Closing Date occurs.

(8) The Seller shall remain liable for all health and welfare benefit, life insurance, AD&D, critical illness and disability benefit entitlements under the Seller’s Benefit Plans that become payable by reason of or in connection with claims arising or incurred by Employees or their eligible dependents prior to the Closing Date, provided such claims are payable in accordance with the Seller’s Benefit Plans on the Closing Date. The Purchaser will be liable for all health and welfare benefits that become payable by reason of or in connection with claims arising or incurred by Employees or their eligible dependents from and after the Closing Date. A claim arises or is incurred on the date on which the event giving rise to such claim occurred and, in particular: (i) with respect to a death or dismemberment claim, the date of the death or dismemberment; (ii) with respect to a short-term or long-term disability claim, the date that the period of short-term or long-term disability commenced or is later deemed to have commenced; (iii) with respect to an extended health care claim, including, without limitation, dental and medical treatments, the date of the treatment; and (iv) with respect to a prescription drug or vision care claim, the date that the prescription was filled.

(9) Employees who have applied for and are eligible for, or are in receipt of, long-term disability income replacement benefits as of the Closing Date under a Seller’s Benefit Plan that provides long-term disability coverage shall continue to be eligible to claim and/or receive such benefits under such Seller’s Benefit Plan, subject to the terms and conditions of such Seller’s Benefit Plan. Such continued participation in the applicable Seller’s Benefit Plan shall cease on the date on which (a) the Employee resumes active employment and commences active work with the Purchaser, or (b) the Employee is no longer eligible to participate in the applicable Seller’s Benefit Plan, whichever date occurs first.

(10) The Seller shall retain responsibility for all liabilities and obligations (a) under each of the registered pension plans sponsored by the Seller in which the Employees participate immediately prior to the Closing Date, and (b) in respect of the post-retirement life and medical insurance benefits payable in respect of Union Employees pursuant to the Collective Bargaining Agreement to retired or other former employees of the Seller as at the Closing Date.

(11) The Purchaser shall, after the Closing Date, establish or designate a registered pension plan to provide each eligible Affected Unionized Employee with such pension benefits after the Closing Date as may be required to comply with its obligations, if any, to provide pension benefits from a registered pension plan pursuant to Section 10.1(5), other than those liabilities and obligations retained by the Seller pursuant to Section 10.1(10).

Section 10.2 Access to Books and Records.

For a period of six years from and after the Closing Date or for such longer period as may be required by applicable Laws, the Purchaser shall retain all original Books and Records relating to the Business for the period prior to the Closing Date to the extent that such original Books and Records were delivered to the Purchaser by the Seller (it being understood that if such Books and Records are situated on the Owned Real Property the Seller shall be deemed to have delivered such Books and Records to the Purchaser). So long as any such Books and Records are retained by the Purchaser pursuant to this Agreement, the Seller shall have the reasonable right to inspect and to make copies (at its own expense) of them at any time upon request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser and its Subsidiaries. The Purchaser shall have the right to have its employees or other representatives present during any such inspection. The Purchaser agrees to provide timely access to the Books and Records and appropriate personnel of the Purchaser to the Seller upon the reasonable request of the Seller for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other proper purpose, in each case relating to the ownership of the Purchased Assets or the operation of the Business by the Seller prior to the Closing.

Section 10.3 Insurance Policies.

Effective upon the Closing, the Seller shall have the right (but not to obligation) to terminate or cause to be terminated all insurance coverage provided by the Seller or its Affiliates to the Business, the Purchased Assets and the Assumed Obligations under the insurance policies of the Seller or its Affiliates. The Purchaser acknowledges that no insurance coverage will be available to the Purchaser under any of such policies (including with respect to matters occurring or arising on or prior to the Closing Date but except to the extent contemplated in Section 2.1(1)(s)). For greater certainty, subject to Section 2.1(1)(s), all pre-paid insurance with respect to the Business, the Purchased Assets and the Assumed Obligations and the right to make claims with respect to any insurance policy of the Seller or its Affiliates shall belong to Seller or its Affiliates, and the Purchaser shall promptly remit to the Seller any amount received by the Purchaser in connection therewith which should have been paid to the Seller or its Affiliates.

Section 10.4 Intercompany Arrangements

Immediately prior to the Closing and except as may be provided for in the Operative Agreements, all services, commitments or other arrangements provided by the Seller or its Affiliates that existed pre-Closing for the benefits of the Business will cease without liability to the Seller or any such Affiliate and without the need for any further documentation.

Section 10.5 Temporary Licence.

(1) From and after the Closing Date, the Seller shall, or shall cause its Affiliates, as applicable, to, grant to the Purchaser, as of the Closing Date and on the terms and conditions set out in the Transition Services Agreement, a non-exclusive, non-transferable, royalty free license (the “License”) to use the Mark for a period of six months from the Closing Date:

(a) on packaging and shipping materials that are in inventory as of the Closing Date (provided that the Purchaser shall not use packaging and shipping materials bearing Marks to wrap goods produced from and after Closing);

(b) on signage and uniforms in use as of the Closing Date; and

(c) on any collateral and marketing materials, including paper, pens and posters bearing the Mark, that are in inventory as of the Closing Date

(collectively, the “Permitted Uses”), provided that the Purchaser shall ensure that its Affiliates comply with the terms and conditions of this Section 10.5 and the Transition Services Agreement. The Purchaser shall be responsible and liable for any breaches of the terms and conditions of this Section 10.5 and the Transition Services Agreement by its Affiliates.

(2) The Purchaser agrees to use the Mark only while the License is in effect and only for the Permitted Uses. The Purchaser shall use the Mark in accordance with the standards of character and quality of the Permitted Uses as maintained by the Seller immediately prior to the Closing Date. The Purchaser shall not make any changes or alterations to the Mark unless specified or approved in advance in writing by the Seller. The Purchaser shall not create, develop or otherwise use any new advertising, promotional or other materials bearing the Mark.

(3) Upon request by the Seller, the Purchaser shall, and shall cause its Affiliates to, permit a representative of the Seller to have reasonable access during regular business hours to all premises where the Purchaser and its Affiliates use any of the Marks or store materials bearing any of the Marks, to determine if the Purchaser is maintaining the Seller’s standards in respect of the character and quality of the Permitted Uses for which the Mark is to be used.

Section 10.6 Post-Closing Payments.

(1) The Seller shall promptly pay or deliver to the Purchaser (a) any monies or checks (or any portion thereof) that have been sent to the Seller after the Closing Date to the extent constituting a Purchased Asset, and (b) all mail and other correspondence (or any portion thereof) exclusively relating to the Business (including any of the Purchased Assets or any of the Assumed Obligations) that have been sent to the Seller after the Closing Date.

(2) The Purchaser shall promptly pay or deliver to the Seller (a) any monies or checks (or any portion thereof) that have been sent to the Purchaser or any of its Affiliates after the Closing Date to the extent constituting an Excluded Asset, and (b) all mail and other correspondence (or any portion thereof) not exclusively relating to the Business (including any of the Excluded Assets or any of Obligations other than the Assumed Obligations) that have been sent to the Purchaser after the Closing Date.

Section 10.7 Further Assurances.

From time to time after the Closing Date, each Party shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Assets to the Purchaser and carry out the intent of this Agreement and the other Operative Agreements.

Article 11
MISCELLANEOUS

Section 11.1 Guarantee.

(1) The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Seller Indemnitees the observance and due, punctual and complete performance and discharge by the Purchaser of all of its obligations under this Agreement during the Interim Period and the payment of the Purchase Price and the Implementation Expenses by the Purchaser, on a joint and several basis, according to the terms hereof and as from time to time amended, modified or supplemented in accordance with the terms hereof.

(2) The Guarantor hereby agrees that its obligations hereunder shall be absolute, unconditional, irrevocable and continuing, irrespective of, and not in any way affected by, any circumstance, occurrence or event which may constitute a legal or equitable discharge or defense of the Guarantor or which may otherwise limit recourse against the Guarantor other than the defense that the obligations guaranteed hereunder have been paid or satisfied in full. A Seller Indemnitee shall not be required to first bring an action against the Guarantor to establish its right to payment or performance under this Agreement, and the Guarantor acknowledges and agrees that the Seller Indemnitees shall be entitled to enforce directly against the Guarantor any of the guaranteed obligations. To the fullest extent permitted by applicable Law, the Guarantor waives presentment to, demand of payment from and protest to any other Person of any of the guaranteed obligations and also waives promptness, diligence, notice of acceptance of this guarantee and of the guaranteed obligations and notice of protest for nonpayment. The Seller Indemnitees shall not be obligated to file any claim related to the guaranteed obligations in the event the Purchaser becomes subject to a bankruptcy, insolvency, dissolution, liquidation, or reorganization of, or similar proceedings and the failure of a Seller Indemnitee to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to a Seller Indemnitee hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This is a guarantee of payment and performance and not collection.

(3) This Section 11.1 shall continue to be effective if the Purchaser merges, amalgamates or consolidates with or into another entity, loses its separate legal identity, experiences a change in ownership or control, or ceases to exist.

Section 11.2 Notices.

Any notice, request for consent, direction or other communication (each, a “Notice”) given regarding the matters contemplated by this Agreement must be in writing (regardless of the fact that a specific provision of this Agreement specifies or fails to specify that a particular notice shall be in writing), sent by personal delivery, courier or electronic mail and addressed:

(a) to the Seller at:

Resolute FP Canada Inc.
1010, de la Gauchetière West Street
Suite 400
Montréal, QC
H3B 2N2

Attention: Sylvain Girard, Senior Vice President and Chief Financial Officer
E-mail: sylvain.a.girard@resolutefp.com

and

Attn: VP, Legal Affairs
Email: legalnotices@resolutefp.com

with a copy to (which shall not constitute notice):

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West, Suite 4100
Montréal, Québec, Canada
H3B 3V2

Attention: Sophie Lamonde / Olivier Godbout
Email: slamonde@stikeman.com / ogodbout@stikeman.com

(b) to the Purchaser at:

Atlas Holdings, LLC
100 Northfield Street
Greenwich, Connecticut, United States
06830

Attention: Daniel Merriam / Neil Mahajan
E-mail: dmerriam@atlasholdingsllc.com / nmahajan@atlasholdingsllc.com with a copy to (which shall not constitute notice):

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, Ontario, Canada
M5V 3J7

Attention: Dale J. Osadchuk / Diana Bahous
Email: dosadchuk@dwpv.com / dbahous@dwpv.com

A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same‑day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by electronic mail with confirmation of transmission, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 11.3 Time of the Essence.

Time is of the essence in this Agreement.

Section 11.4 Announcements and Public Communications.

(1) A Party which wishes to make a release, public announcement or publicity with respect to the transactions contemplated in this Agreement shall obtain approval of the other Party to the form, nature and extent of such disclosure, which approval shall not be unreasonably withheld; provided, however, that to the extent the disclosure is required by applicable Laws or by a recognized securities exchange, or in the case of Seller, arises from any agreement governing debt issued by an Affiliate of Seller, the disclosing Party shall use its reasonable commercial efforts to give to the other Party prior notice and a reasonable opportunity to review and comment on the disclosure.

(2) The Parties consent to, and nothing in this Section 11.4 or elsewhere in this Agreement shall prohibit, the use and disclosure by the Seller or its Affiliates of information with respect to the Business, the Purchased Assets or the transactions contemplated in this Agreement only to the extent necessary to comply with disclosure obligations under applicable Canadian and U.S. securities Laws (or in the case of Seller, from disclosure obligations arising from any agreement governing debt issued by an Affiliate of Seller), including the public filing of this Agreement on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com or on the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system at www.sec.gov, provided that the Seller and its Affiliates shall give to the Purchaser prior notice and a reasonable opportunity to review and comment on the disclosure (including to redact commercially sensitive information to the extent permitted by applicable Laws), except to the extent that such disclosure is consistent in all material respects with prior disclosures made by the Seller and its Affiliates.

Section 11.5 Third-Party Beneficiaries.

Except as otherwise provided in Section 9.2, Section 9.3, Section 11.1 and Section 11.15, the Parties intend that this Agreement shall not benefit or create any right or cause of action in favour of any Person other than the Parties. Except for the Indemnified Parties and the Persons identified in Section 11.15, no Person other than the Parties shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Except as contemplated in Section 11.15, the Parties reserve their right to vary or rescind, at any time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person who is not a Party without notice to or consent of such Person, including any Indemnified Party.

Section 11.6 Expenses.

(1) Subject to Section 5.6, Section 5.11 and Section 11.6(2), the Purchaser shall pay for its own costs and expenses and the Seller shall pay for its own costs and expenses which are, in each case, incurred in connection with the negotiation, preparation, execution and performance of the Operative Agreements and the transactions contemplated thereby, including the fees and expenses of legal counsel, investment advisors and accountants.

(2) The Purchaser shall, on the earlier to occur of the Closing Date and the date on which this Agreement is terminated pursuant to Section 8.1 (the “Initial Payment Date”), reimburse the Seller for all costs, expenses and charges incurred by the Seller or any of its Affiliates (including any license and sublicense fees, license transfer fees, software and hardware costs and expenses) for the Seller to be able to provide the services to be provided under the Transition Services Agreement (such costs, expenses and charges, the “Implementation Expenses”), provided that the Purchaser shall not required to reimburse Implementation Expenses in excess of $900,000 (the “Implementation Expenses Cap”). Subject to the Implementation Expenses Cap, from and after the Initial Payment Date, the Purchaser shall, within five (5) Business Days of the receipt of an invoice from Resolute, reimburse any Implementation Expenses incurred after the Initial Payment Date or for which invoices are received by the Seller after the Initial Payment Date.

Section 11.7 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

Section 11.8 Waiver.

No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar). No waiver shall be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement shall not operate as a waiver of that right. A single or partial exercise of any right shall not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 11.9 Entire Agreement.

The Operative Agreements, together with the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the transactions contemplated by the Operative Agreements and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties except the Confidentiality Agreement. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of the Operative Agreements except as specifically set forth in the Operative Agreements. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by the Operative Agreements.

Section 11.10 Successors and Assigns.

(1) This Agreement becomes effective only when executed by all of the Parties. After that time, it shall be binding upon and enure to the benefit of each of the Parties and their respective successors and permitted assigns.

(2) Prior to the Closing, neither this Agreement nor the Purchaser’s rights or obligations under this Agreement is assignable by the Purchaser without the prior written consent of the Seller. From and after Closing, this Agreement and any or all of the Purchaser’s rights and obligations under this Agreement are assignable and transferable by the Purchaser to any of its Affiliates upon prior written notice to the Seller and provided that the Purchaser and its Affiliates remain jointly and severally liable of the obligations so assigned or transferred. From and after Closing, this Agreement and any or all of the Seller’s rights and obligations under this Agreement are assignable and transferable by the Seller to any of its Affiliates without the prior written consent of the Purchaser.

Section 11.11 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 11.12 Governing Law.

(1) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in such province.

(2) Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto in connection with any Legal Proceeding arising out of or relating to this Agreement and waives objection to the venue of any Legal Proceeding in such court or that such court provides an inconvenient forum.

Section 11.13 Subdivision Control Legislation.

This Agreement and the transactions contemplated herein are subject to compliance with section 50 of the Planning Act (Ontario).

Section 11.14 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by PDF) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 11.15 Legal Representation.

In any proceeding by or against the Purchaser wherein the Purchaser asserts or prosecutes any claim under, or otherwise seeks to enforce, the Operative Agreements, the Purchaser agrees in connection with such proceeding (a) that neither the Purchaser nor counsel therefor shall move to seek disqualification of the Seller Counsel, (b) to waive any right the Purchaser may have to assert the attorney-client privilege against the Seller Counsel or the Seller or any of their Affiliates with respect to any communication or information contained in the Seller Counsel’s possession or files and (c) to consent to the representation of the Seller and its Affiliates by the Seller Counsel, notwithstanding that the Seller Counsel has or may have represented the Seller or any of its Affiliates as counsel in connection with any matter, including any transaction (including the transactions contemplated by the Operative Agreements), negotiation, investigation, proceeding or action, prior to the Closing. This consent and waiver extends to the Seller Counsel representing the Seller against the Purchaser or its Affiliates in litigation, arbitration or mediation in connection with the Operative Agreements or the transactions contemplated thereby. In addition, all communications between the Seller and its Affiliates, on the one hand, and the Seller Counsel, on the other hand, to the extent related to this or any other proposed sale of the Purchased Assets, the Operative Agreements or the transactions contemplated thereby shall be deemed to be attorney-client confidences that belong solely to the Seller and its Affiliates (the “Seller Pre-Closing Communications”). Accordingly, the Purchaser shall not have access to any such Seller Pre-Closing Communications or to the files of the Seller Counsel relating to such engagement from and after the Closing and those portions of all books, records and other materials in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Seller effective as of the Closing. Such portions of such material and information shall be excluded from the transfer contemplated by this Agreement. From and after the Closing, the Purchaser and its Affiliates shall maintain the confidentiality of all such portions of such material and information to the extent known by the Purchaser to be remaining in the possession of the Purchaser or any of its Affiliates. From and after the Closing, none of the Purchaser, its Affiliates and representatives shall intentionally access such portions of such materials to the extent that it is reasonably apparent on its face that such portions of such material and information contain or reflect any of the Seller Pre-Closing Communications or the work product of Seller Counsel or in any way, directly or indirectly, use or rely upon any such portions of such materials or information. To the extent that any such portions of such materials or information are not removed by the Seller prior to the Closing, they shall be held for the benefit of the Seller, and the Purchaser and its Affiliates shall use commercially reasonable efforts to deliver all such portions of such material and information to the Seller promptly upon discovery thereof, without using or retaining copies thereof to the extent that there is a commercially reasonable manner of permanently deleting any electronic materials. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to such engagement and the Seller Pre-Closing Communications, and none of the Purchaser and its Affiliates shall be a holder thereof and (ii) to the extent that files of the Seller Counsel in respect of such engagement and with respect to the Seller Pre-Closing Communications constitute property of the client, only the Seller and its Affiliates shall hold such property rights. As to the Seller Pre-Closing Communications, the Purchaser and the Seller, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Seller Pre-Closing Communications in any action or claim against or involving any of the Parties after the Closing. The Purchaser hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.15, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.15 is for the benefit of the Seller, its Affiliates and the Seller Counsel, and the Affiliates of the Seller and the Seller Counsel are the intended third party beneficiary of this Section 11.15. This Section 11.15 shall be irrevocable, and no term of this Section 11.15 may be amended, waived or modified without the prior written consent of the Seller and the Seller Counsel. The covenants and obligations set forth in this Section 11.15 shall survive for 10 years following the Closing Date. Notwithstanding anything to the contrary in this Section 11.15, from and after the Closing neither the Purchaser nor any of its Affiliates or representatives shall have any obligation pursuant to this Section 11.15 or otherwise to search for or to locate any Seller Pre-Closing Communications or to safeguard against damage, destruction, loss, theft or destruction any Seller Pre-Closing Communications not known to the Purchaser or that are not capable of being permanently deleted from electronic materials in a commercially reasonable manner, and neither the Seller, nor any of its Affiliates or representatives or the Seller Counsel, shall make any claim against the Purchaser or any of its Affiliates arising as a result of the damage, destruction, loss, theft or destruction of any Seller Pre-Closing Communications that were not known by the Purchaser to be in its possession or that were not capable of being deleted from electronic materials in a commercially reasonable manner once they became known to the Purchaser.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

THUNDER BAY PULP AND PAPER INC.
By:
Name: Title:

RESOLUTE FP CANADA INC.
By:
Name: Title:

Intervening to this Agreement for the purposes of Section 11.1,

Atlas Capital Resources IV LP by its general partner, Atlas Capital GP IV LP by its general partner, Atlas Capital Resources IV GP LLC
By:
Name: Title:

EXHIBIT A
ACCOUNTING PRINCIPLES

EXHIBIT B
FORM OF FIBRE SUPPLY AGREEMENT

EXHIBIT C
FORM OF REVERSE TRANSITION SERVICES AGREEMENT

EXHIBIT D
FORM OF TRANSITION SERVICES Agreement

EXHIBIT E
ALLOCATION STATEMEnt

EXHIBIT F
iT CERTIFICATION